Exhibit 10
AMENDMENT NO. 3

Dated as of June 11, 2024

To

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of April 8, 2022

THIS AMENDMENT NO. 3 (this “Amendment”) is made as of June 11, 2024 by and among The Scotts Miracle-Gro Company, an Ohio corporation (the “Company”) and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), under that certain Sixth Amended and Restated Credit Agreement dated as of April 8, 2022 by and among the Company, the other Borrowers party thereto, the Lenders party thereto and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time immediately prior to the date hereof, the “Existing Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Existing Credit Agreement.

WHEREAS, certain loans, commitments and/or other extensions of credit (the “Loans”) under the Existing Credit Agreement denominated in Canadian Dollars incur or are permitted to incur interest, fees or other amounts based on CDOR in accordance with the terms of the Existing Credit Agreement;

WHEREAS, pursuant to Section 2.14(b) of the Existing Credit Agreement, the Administrative Agent and the Company have determined in accordance with the Existing Credit Agreement that CDOR for Canadian Dollars should be replaced with a Benchmark Replacement in accordance with the Existing Credit Agreement;

WHEREAS, in connection with the implementation of a Benchmark Replacement for CDOR and also as permitted by Section 2.14(c) of the Existing Credit Agreement, the Administrative Agent has determined that certain Benchmark Replacement Conforming Changes are necessary or advisable;

WHEREAS, such changes shall become effective on July 1, 2024 (the “Conforming Changes Amendment Effective Date”) without any further consent of any other party to the Existing Credit Agreement or any other Loan Document so long as the Administrative Agent has not received, prior to 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Notice Date (as defined below) (such time, the “Objection Deadline”), written notice of objection to such applicable Benchmark Replacement from Lenders comprising the Required Lenders; and

WHEREAS, the posting of this Amendment to the Lenders on June 11, 2024 (such date, the “Notice Date”) constitutes the notice contemplated by Section 2.14(b) of the Existing Credit Agreement in respect of the Benchmark Replacement implemented pursuant to this Amendment.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Amendments to the Existing Credit Agreement. Effective as of the Conforming Changes Amendment Effective Date, the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Existing Credit Agreement attached as Annex A hereto.

The Existing Credit Agreement as so amended pursuant to this Section 1, is referred to in this Amendment as the “Amended Credit Agreement”.

2.Conditions of Effectiveness. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent (the date of such satisfaction, the “Amendment Effective Date”):

(a)    the Administrative Agent (or its counsel) shall have received counterparts (or written evidence reasonably satisfactory to the Administrative Agent that such party has signed a counterpart) of this Amendment duly executed by the Company and the Administrative Agent;

(b)    the Administrative Agent shall not have received, by the Objection Deadline, written notice of objection to the applicable Benchmark Replacement or the amendments to the Existing Credit Agreement as provided herein from Lenders comprising the Required Lenders; and

(c)    unless otherwise waived by the Administrative Agent, the Administrative Agent shall have received (or provisions reasonably satisfactory to the Administrative Agent shall have been made for the reimbursement of) the Administrative Agent’s and its Affiliates’ reasonable and documented out-of-pocket fees and expenses (including, to the extent invoiced in advance of the Amendment Effective Date, reasonable fees and expenses of counsel for the Administrative Agent) in connection with this Amendment.

3.Representations and Warranties of the Company. The Company hereby represents and warrants to the Administrative Agent and each Lender, on and as of the Amendment Effective Date:

(a)    This Amendment and the Amended Credit Agreement as modified hereby constitute legal, valid and binding obligations of each Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)    (i) No Event of Default or Default has occurred and is continuing and (ii) the representations and warranties of such Borrower set forth in the Amended Credit Agreement, as amended hereby, are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects), except to the extent such representations and warranties specifically refer to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

4.Reference to and Effect on the Loan Documents.

(a)    Upon and after the Amendment Effective Date, each reference to the Amended Credit Agreement in the Amended Credit Agreement or any other Loan Document shall mean and be a reference to the Amended Credit Agreement.

2

(b)    Each Loan Document and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Amended Credit Agreement, the Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith

(d)    This Amendment is a Loan Document under (and as defined in) the Amended Credit Agreement.

5.Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

6.Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7.Counterparts.This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

[Signature Pages Follow]
3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

THE SCOTTS MIRACLE-GRO COMPANY, as the Company By: /s/ MATTHEW E. GARTH Name: Matthew E. Garth Title: Executive Vice President, Chief Financial Officer & Chief Administrative Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent By: /s/ JOON HUR Name: Joon Hur Title: Executive Director

Signature Page to Amendment No. 3 to
Sixth Amended and Restated Credit Agreement dated as of April 8, 2022
The Scotts Miracle-Gro Company

ANNEX A

Attached

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

 dated as of

April 8, 2022

among

THE SCOTTS MIRACLE-GRO COMPANY
THE SCOTTS COMPANY LLC
SCOTTS CANADA LTD.

The Other Subsidiary Borrowers Party Hereto

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,
MIZUHO BANK, LTD. and
BANK OF AMERICA, N.A.
as Co-Syndication Agents

and

COBANK, ACB,
FIFTH THIRD BANK, NATIONAL ASSOCIATION,
COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,
SUMITOMO MITSUI BANKING CORPORATION,
TD BANK, N.A. and
TRUIST BANK
as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A., WELLS FARGO SECURITIES, LLC, MIZUHO BANK, LTD. and BofA SECURITIES, INC. as Joint Bookrunners and Joint Lead Arrangers

Page
ARTICLE 1 Definitions		1

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Classification of Loans and Borrowings	~~43~~45
SECTION 1.03.	Terms Generally	~~43~~45
SECTION 1.04.	Accounting Terms; GAAP; Pro Forma Calculations	~~44~~45
SECTION 1.05.	Status of Obligations	~~44~~46
SECTION 1.06.	Interest Rates; Benchmark Notification	~~45~~46
SECTION 1.07.	Amendment and Restatement of Existing Credit Agreement	~~45~~47
SECTION 1.08.	[Reserved]	~~46~~47
SECTION 1.09.	Divisions	~~46~~48
SECTION 1.10.	Exchange Rates; Currency Equivalents	~~46~~48

ARTICLE II The Credits		~~46~~48

SECTION 2.01.	Commitments	~~46~~48
SECTION 2.02.	Loans and Borrowings	~~47~~49
SECTION 2.03.	Requests for Borrowings	~~48~~50
SECTION 2.04.	Determination of Dollar Amounts	~~49~~51
SECTION 2.05.	Swingline Loans	~~49~~51
SECTION 2.06.	Letters of Credit	~~51~~53
SECTION 2.07.	Funding of Borrowings	~~56~~58
SECTION 2.08.	Interest Elections	~~57~~59
SECTION 2.09.	Termination and Reduction of Commitments	~~59~~61
SECTION 2.10.	Repayment and Amortization of Loans; Evidence of Debt	~~59~~61
SECTION 2.11.	Prepayment of Loans	~~60~~62
SECTION 2.12.	Fees	~~61~~63
SECTION 2.13.	Interest	~~62~~64
SECTION 2.14.	Alternate Rate of Interest	~~64~~66
SECTION 2.15.	Increased Costs	~~67~~70
SECTION 2.16.	Break Funding Payments	~~68~~71
SECTION 2.17.	Taxes	~~69~~71
SECTION 2.18.	Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs	~~73~~75
SECTION 2.19.	Mitigation Obligations; Replacement of Lenders	~~75~~77
SECTION 2.20.	Incremental Facilities	~~75~~78
SECTION 2.21.	Judgment Currency	~~79~~81
SECTION 2.22.	Defaulting Lenders	~~80~~82
SECTION 2.23.	Designation of Subsidiary Borrowers	~~82~~84
SECTION 2.24.	Administrative Borrower	~~83~~85
SECTION 2.25.	Lender Qualified Bilateral Letters of Credit	~~83~~85

ARTICLE III Representations and Warranties		~~83~~85

(continued)

Page

SECTION 3.01.	Financial Condition	~~83~~85
SECTION 3.02.	Corporate Existence; Compliance with Law	~~84~~86
SECTION 3.03.	Corporate Power; Authorization; Enforceable Obligations	~~84~~86
SECTION 3.04.	No Legal Bar	~~84~~87
SECTION 3.05.	No Material Litigation	~~85~~87
SECTION 3.06.	No Burdensome Restrictions	~~85~~87
SECTION 3.07.	No Default	~~85~~87
SECTION 3.08.	Subsidiaries	~~85~~87
SECTION 3.09.	Disclosure	~~85~~87
SECTION 3.10.	Margin Stock	~~85~~88
SECTION 3.11.	Federal Regulations	~~85~~88
SECTION 3.12.	Investment Company Act; Other Regulations	~~85~~88
SECTION 3.13.	Labor Matters	~~86~~88
SECTION 3.14.	ERISA	~~86~~88
SECTION 3.15.	Title to Real Property	~~86~~88
SECTION 3.16.	Taxes	~~86~~88
SECTION 3.17.	Environmental Matters	~~86~~89
SECTION 3.18.	Intellectual Property	~~87~~89
SECTION 3.19.	Security Documents	~~87~~90
SECTION 3.20.	Solvency	~~88~~90
SECTION 3.21.	Affected Financial Institution	~~88~~90

ARTICLE IV Conditions		~~88~~90

SECTION 4.01.	Effective Date	~~88~~90
SECTION 4.02.	Each Credit Event	~~89~~91
SECTION 4.03.	Designation of a Subsidiary Borrower	~~90~~92

ARTICLE V Affirmative Covenants		~~90~~93

SECTION 5.01.	Financial Statements	~~90~~93
SECTION 5.02.	Certificates; Other Information	~~91~~94
SECTION 5.03.	Payment of Taxes	~~92~~94
SECTION 5.04.	Compliance with Laws	~~92~~94
SECTION 5.05.	Conduct of Business and Maintenance of Existence	~~92~~95
SECTION 5.06.	Maintenance of Property; Insurance	~~92~~95
SECTION 5.07.	Inspection of Property; Books and Records; Discussions	~~93~~95
SECTION 5.08.	Notices	~~93~~95
SECTION 5.09.	Maintenance of Fixed Charge Coverage Ratio	~~94~~96
SECTION 5.10.	Maintenance of Leverage Ratio	~~94~~96
SECTION 5.11.	Additional Collateral, etc.	~~95~~97
SECTION 5.12.	Environmental, Health and Safety Matters	~~96~~98

(continued)

Page
SECTION 5.13.	Foreign Pledge Agreements	~~97~~99

ARTICLE VI Negative Covenants		~~97~~100

SECTION 6.01.	Limitations on Liens	~~97~~100
SECTION 6.02.	[Intentionally Omitted]	~~99~~102
SECTION 6.03.	Limitation on Fundamental Changes	~~99~~102
SECTION 6.04.	Limitation on Acquisitions, Investments, Loans and Advances	~~100~~102
SECTION 6.05.	Limitation on Indebtedness	~~101~~104
SECTION 6.06.	Restrictive Agreements	~~103~~105
SECTION 6.07.	Transactions with Affiliates	~~104~~106
SECTION 6.08.	Limitation on Sale of Assets	~~105~~107
SECTION 6.09.	Sale and Leaseback	~~105~~107
SECTION 6.10.	Fiscal Year	~~105~~108
SECTION 6.11.	Modification of Certain Debt Instruments	~~106~~108
SECTION 6.12.	[Intentionally Omitted]	~~106~~108
SECTION 6.13.	Lines of Business	~~106~~108
SECTION 6.14.	Restricted Payments	~~106~~108
SECTION 6.15.	Use of Proceeds	~~107~~109
SECTION 6.16.	Material Intellectual Property	~~107~~109

ARTICLE VII Events of Default		~~107~~109

ARTICLE VIII The Administrative Agent		~~109~~111

SECTION 8.01.	Authorization and Action	~~109~~111
SECTION 8.02.	Administrative Agent’s Reliance, Indemnification, Etc.	~~112~~114
SECTION 8.03.	Posting of Communications	~~113~~116
SECTION 8.04.	The Administrative Agent Individually	~~115~~117
SECTION 8.05.	Successor Administrative Agent	~~115~~117
SECTION 8.06.	Acknowledgements of Lenders and Issuing Bank	~~115~~117
SECTION 8.07.	Collateral Matters	~~117~~119
SECTION 8.08.	Credit Bidding	~~118~~120
SECTION 8.09.	Certain ERISA Matters	~~119~~121
SECTION 8.10.	Certain Foreign Pledge Matters	~~120~~122

ARTICLE IX Miscellaneous		~~121~~123

SECTION 9.01.	Notices	~~121~~123
SECTION 9.02.	Waivers; Amendments	~~122~~124
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	~~126~~128
SECTION 9.04.	Successors and Assigns	~~127~~129
SECTION 9.05.	Survival	~~132~~134

(continued)

Page
SECTION 9.06.	Counterparts; Integration; Effectiveness; Electronic Execution	~~133~~135
SECTION 9.07.	Severability	~~134~~136
SECTION 9.08.	Right of Setoff	~~134~~136
SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	~~134~~136
SECTION 9.10.	WAIVER OF JURY TRIAL	~~135~~138
SECTION 9.11.	Headings	~~136~~138
SECTION 9.12.	Confidentiality	~~136~~138
SECTION 9.13.	USA PATRIOT Act; Canadian AML	~~137~~139
SECTION 9.14.	Releases of Subsidiary Guarantors	~~137~~139
SECTION 9.15.	Appointment for Perfection	~~138~~140
SECTION 9.16.	Interest Rate Limitation	~~138~~140
SECTION 9.17.	No Advisory or Fiduciary Responsibility	~~138~~140
SECTION 9.18.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~139~~141
SECTION 9.19.	Acknowledgement Regarding Any Supported QFCs	~~139~~142

ARTICLE X Collection Allocation Mechanism		~~140~~142

(continued)

SCHEDULES:

Schedule 1.01A – Non-Guarantor Domestic Subsidiaries
Schedule 1.01B – Subsidiaries Whose Capital Stock is Not Pledged
Schedule 2.01A – Commitments
Schedule 2.01B – Letter of Credit Commitments
Schedule 2.06 – Existing Letters of Credit
Schedule 3.05 – Litigation
Schedule 3.08 – Subsidiaries
Schedule 3.17 – Environmental Matters
Schedule 3.19(ii) – Certain Filings
Schedule 3.19(iii) – Perfections of Foreign Stock Pledges
Schedule 5.13 – Foreign Pledge Agreements
Schedule 6.01 – Existing Liens and Encumbrances
Schedule 6.04 – Existing Investments, Loans and Advances
Schedule 6.05 – Existing Indebtedness
Schedule 6.09 – Sale and Leaseback

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – List of Closing Documents
Exhibit C-1 – Form of Subsidiary Borrower Agreement
Exhibit C-2 – Form of Subsidiary Borrower Termination
Exhibit D-1 – Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit D-2 – Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit D-3 – Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit D-4 – Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit E-1 – Form of Borrowing Request
Exhibit E-2 – Form of Interest Election Request
Exhibit F – Form of Guarantee and Collateral Agreement
Exhibit G – Form of New Domestic Subsidiary Certificate
v

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of April 8, 2022 among THE SCOTTS MIRACLE-GRO COMPANY, THE SCOTTS COMPANY LLC, SCOTTS CANADA LTD., the other SUBSIDIARY BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, MIZUHO BANK, LTD. and BANK OF AMERICA, N.A., as Co-Syndication Agents, and COBANK, ACB, FIFTH THIRD BANK, NATIONAL ASSOCIATION, COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, SUMITOMO MITSUI BANKING CORPORATION, TD BANK, N.A. and TRUIST BANK, as Co-Documentation Agents.

WHEREAS, the Company, certain of the Borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, are currently party to the Fifth Amended and Restated Credit Agreement, dated as of July 5, 2018 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

WHEREAS, the Borrowers, the Lenders, the Departing Lenders (as hereafter defined) and the Administrative Agent have agreed (a) to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; and (iii) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrowers and (b) that each Departing Lender shall cease to be a party to the Existing Credit Agreement as evidenced by its execution and delivery of its Departing Lender Signature Page.

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and modify and re-evidence the obligations and liabilities of the Borrowers and the Subsidiaries outstanding thereunder, which shall be payable in accordance with the terms hereof.

WHEREAS, it is also the intent of the Borrowers and the Subsidiary Guarantors to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“4.000% Indenture” means that certain Indenture, dated as of March 17, 2021, entered into by the Company and U.S. Bank National Association as trustee, together with all instruments and other agreements entered into by the Company and its Subsidiaries in connection therewith, as the same may be amended, supplemented, renewed or otherwise modified from time to time in accordance with Section 6.11.

“4.375% Indenture” means that certain Indenture, dated as of August 13, 2021, entered into by the Company and U.S. Bank National Association as trustee, together with all instruments and other agreements entered into by the Company and its Subsidiaries in connection therewith, as the same may be amended, supplemented, renewed or otherwise modified from time to time in accordance with Section 6.11.

“4.500% Indenture” means that certain Indenture, dated as of October 22, 2019, entered into by the Company and U.S. Bank National Association as trustee, together with all instruments and other agreements entered into by the Company and its Subsidiaries in connection therewith, as the same may be amended, supplemented, renewed or otherwise modified from time to time in accordance with Section 6.11.

“5.250% Indenture” means that certain Indenture, dated as of December 15, 2016, entered into by the Company and U.S. Bank National Association as trustee, together with all instruments and other agreements entered into by the Company and its Subsidiaries in connection therewith, as the same may be amended, supplemented, renewed or otherwise modified from time to time in accordance with Section 6.11.

“ABR” when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.

“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing denominated in Pounds Sterling, an interest rate per annum equal to (a) the Daily Simple RFR for Pounds Sterling, plus (b) 0.0326%, ~~and~~ (ii) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Dollars, plus (b) 0.10%, and (iii) with respect to any RFR Borrowing denominated in Canadian Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Canadian Dollars, plus (b) 0.29547%; provided that if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in euro for any Interest Period, an interest rate per annum equal to (a) the EURIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBO Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term CORRA Rate” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) 0.29547% for a one month interest period or 0.32138% for a three month interest period; provided that if Adjusted Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Canadian Dollars, and (v) any other currency (other than Dollars) (x) that is a lawful currency that is readily available and freely transferable and convertible into Dollars and (y) that is agreed to by the Administrative Agent and each of the Global Tranche Lenders.

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the FRBNY Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the FRBNY Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the FRBNY Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Amendment No. 2 Effective Date” means July 31, 2023.

“Ancillary Document” has the meaning assigned to it in Section 9.06.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Company or any Subsidiary is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Lender” has the meaning assigned to such term in Section 2.06(d).

“Applicable Party” has the meaning assigned to it in Section 8.03(c).

“Applicable Percentage” means (a) with respect to any Global Tranche Lender, its Global Tranche Percentage, (b) with respect to any US Tranche Lender, its US Tranche Percentage and (c) with respect to any Term Lender, a percentage equal to a fraction the numerator of which is such Term Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders.

“Applicable Facility Fee Rate” and “Applicable Spread” means, for any day, (a) with respect to any Incremental Term Loan of any Series, the rate per annum specified in the Incremental Facility Agreement establishing the Incremental Term Loan Commitments of such Series and (b) with respect to any Term Benchmark Revolving Loan, RFR Revolving Loan, any Term Benchmark Tranche A Term Loan, RFR Tranche A Term Loan, any ABR Revolving Loan, any ABR Tranche A Term Loan or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Term Benchmark Spread for Revolving Loans”, “RFR Benchmark Spread for Revolving Loans”, “Term Benchmark Spread for Tranche A Term Loans”, “ABR Spread for Revolving Loans”, “ABR Spread for Tranche A Term Loans” or “Facility Fee Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Term Benchmark Spread for Revolving Loans	RFR Spread for Revolving Loans	Term Benchmark Spread for Tranche A Term Loans	ABR Spread for Revolving Loans	ABR Spread for Tranche A Term Loans	Facility Fee Rate
Category 1:	≤ 2.25 to 1.00	1.05%	1.05%	1.25%	0.05%	0.25%	0.20%
Category 2:	> 2.25 to 1.00 but ≤ 3.25 to 1.00	1.25%	1.25%	1.50%	0.25%	0.50%	0.25%
Category 3:	> 3.25 to 1.00 but ≤ 4.25 to 1.00	1.45%	1.45%	1.75%	0.45%	0.75%	0.30%
Category 4:	> 4.25 to 1.00 but ≤ 4.75 to 1.00	1.65%	1.65%	2.00%	0.65%	1.00%	0.35%
Category 5:	> 4.75 to 1.00 but ≤ 6.00 to 1.00	2.00%	2.00%	2.50%	1.00%	1.50%	0.50%
Category 6:	> 6.00 to 1.00	2.25%	2.25%	2.75%	1.25%	1.75%	0.50%
For purposes of the foregoing,

(i)    if at any time the Company fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category 6 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii)    adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii)    notwithstanding the foregoing, Category 6 shall be deemed to be applicable from and after the Amendment No. 2 Effective Date until the Administrative Agent’s receipt of the applicable Financials for the Company’s fiscal quarter ending on or about July 1, 2023 and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Applicable Time” means, with respect to any Borrowings and payments in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arranger” means each of JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, Mizuho Bank, Ltd. and BofA Securities, Inc., in its capacity as a joint bookrunner and a joint lead arranger hereunder.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Average Consolidated Net Indebtedness” means the average of the Consolidated Net Indebtedness of the Company at the end of each of the four most recent consecutive fiscal quarters.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European

Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that, if a Benchmark Transition Event or a Term CORRA Reelection Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Foreign Currency (other than any Loan denominated in Canadian Dollars), “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1)    in the case of any Loan denominated in Dollars, the Adjusted Daily Simple RFR for RFR Borrowings denominated in Dollars~~;~~ and/or in the case of any Loan denominated in Canadian Dollars, the Adjusted Daily Simple RFR for RFR Borrowings denominated in Canadian Dollars; or

(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

provided that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term CORRA Reelection Event, and the delivery of a

Term CORRA Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the Adjusted Term CORRA Rate.

~~provided that i~~f If the Benchmark Replacement as determined pursuant to ~~the forgoing~~ clause (1) or clause (2) would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan denominated in Dollars or Canadian Dollars, as applicable, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Canadian Prime Rate”, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); ~~or~~

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date~~,~~; or

(3)    in the case of a Term CORRA Reelection Event, the date that is thirty (30) days after the date a Term CORRA Notice (if any) is provided to the Lenders and the Company pursuant to Section 2.14(c).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the FRBNY, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bonnie” has the meaning assigned to it under the definition of Subsidiary.

“Borrower” means the Company or any Subsidiary Borrower.

“Borrowing” means (a) Revolving Loans of the same Type and Tranche, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, (b) a Term Loan of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by any Borrower (or the Company on behalf of the applicable Borrower) for a Borrowing in accordance with Section 2.03 in the form attached hereto as Exhibit E-1 or such other form as is reasonably satisfactory to the Administrative Agent.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago; provided that (i) in relation to Loans denominated in Pounds Sterling, any day (other than a Saturday or a Sunday) on which banks are open for business in London, (ii) in relation to Loans denominated in euro and in relation to the calculation or computation of the EURIBO Rate, any day which is a TARGET Day, (iii) in relation to Loans denominated in Canadian Dollars and in relation to the calculation or computation of ~~the CDOR Rate~~ CORRA or the Canadian Prime Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Toronto and (iv) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Article X.

“CAM Exchange Date” means the first date on which there shall occur (a) any event referred to in clause (f) of Article VII with respect to the Company or (b) an acceleration of Loans pursuant to Article VII.

“CAM Percentage” means, as to each Revolving Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Amount (determined on the CAM Exchange Date) of the Designated Obligations owed to such Lender (whether or not at the time due and payable) on the date immediately prior to the CAM Exchange Date and (b) the denominator shall be the Dollar Amount (as so determined) of the Designated Obligations owed to all the Revolving Lenders (whether or not at the time due and payable) on the date immediately prior to the CAM Exchange Date.

“Canadian Borrower” means (i) the Initial Canadian Borrower and (ii) any other Borrower that is organized under the laws of Canada or any province or territory thereof.

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the ~~average rate for thirty (30) day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time~~ Adjusted Term CORRA Rate for an interest period of one month in effect on such day, plus 1.00% per annum; provided, that if any of the above rates shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the ~~CDOR~~ Adjusted Term CORRA Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or the ~~CDOR~~ Adjusted Term CORRA Rate, respectively.

“Canadian Swingline Loan” means a Loan made to a Borrower in Canadian Dollars pursuant to Section 2.05.

“Canadian Swingline Rate” means, with respect to any Canadian Swingline Loan, a rate in respect of such Canadian Swingline Loan that is agreed upon by the Company and the Swingline Lender (it being understood and agreed that if a Canadian Swingline Rate cannot be so agreed upon by the Company and the Swingline Lender in respect of such Canadian Swingline Loan, then, at the Company’s election, either (i) the “Canadian Swingline Rate” for such Canadian Swingline Loan shall be equal to the Canadian Prime Rate plus the Applicable Spread for ABR Borrowings or (ii) the request for such Canadian Swingline Loan made by the applicable Borrower shall be deemed automatically terminated and cancelled and of no further force or effect).

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents” means (a) securities with maturities of one year or less issued or fully guaranteed by any Governmental Authority and such securities are rated at least A by S&P or A by Moody’s; (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s; (c) certificates of deposit issued by and time deposits with commercial banks having capital and surplus in excess of $300,000,000; and (d) money-market funds or money-market mutual funds which (i) seek to maintain a constant net asset value, (ii) maintain fund assets under management having an aggregate market value of at least $1,000,000,000 and (iii) invest primarily in instruments referred to in clauses (a) through (c) above and/or repurchase agreements thereon having a term not more than 30 days.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Spread applicable to such Loan that is replaced by a CBR Loan.

~~“CDOR” means the Canadian Dollar offered rate.~~

~~“CDOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars and for any Interest Period, the CDOR Screen Rate at approximately 10:15 a.m., Toronto time, on the first day of such Interest Period; provided that if the CDOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement~~

~~“CDOR Screen Rate” means on any day for the relevant Interest Period, the annual rate of interest equal to the average rate applicable to Canadian Dollar Canadian bankers’ acceptances for the applicable period that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), as of 10:15 a.m. Toronto time on the first day of such Interest Period and, if such day is not a business day, then on the immediately preceding business day (as adjusted by Administrative Agent after 10:15 a.m. Toronto time to reflect any error in the posted rate of interest or in the posted average annual rate of interest).~~

“Central Bank Rate” means, the greater of (i) (A) for any Loan denominated in (a) Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) euro, one of the following three rates as may be selected by the Administrative Agent: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time, or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (c) any other Foreign Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment and (ii) the Floor.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in:

(a)    Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Pounds Sterling Borrowings for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Pounds Sterling in effect on the last RFR Business Day in such period,

(b)    euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBO Rate for the five most recent Business Days preceding such day for which the EURIBO Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBO Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of euro in effect on the last Business Day in such period, and

(c)    any other Foreign Currency determined after the Effective Date, an adjustment as determined by the Administrative Agent in its reasonable discretion.

For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (i)(B) of the definition of such term and (y) the EURIBO Rate on any day shall be based on the EURIBO Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, rule, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charitable Foundation” means The Scotts Miracle-Gro Foundation, an Ohio non-profit corporation, which qualifies as an exempt organization under 501(c)(3) of the Code and is organized solely for charitable purposes.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Tranche Revolving Loans, Global Tranche Revolving Loans, Tranche A Term Loans, Incremental Loans of any Series or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a US Tranche Commitment, a Global Tranche Commitment, a Tranche A Term Loan Commitment or an Incremental Commitment of any Series and (c) any Lender, refers to whether such Lender is a Global Tranche Lender, a US Tranche Lender or a Term Lender.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agent” means each of Cobank, ACB, Fifth Third Bank, National Association, Coöperatieve Rabobank U.A., New York Branch, Sumitomo Mitsui Banking Corporation, TD Bank, N.A. and Truist Bank in its capacity as co-documentation agent for the credit facilities evidenced by this Agreement.

“Collateral” means all Specified Property, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document for so long as required under the terms of this Agreement and the Security Documents.

“Commitment” means, with respect to each Lender, the sum of such Lender’s US Tranche Commitment, Global Tranche Commitment, Tranche A Term Loan Commitment and

Incremental Term Loan Commitment of any Series (as the context requires). The initial amount of each Lender’s Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity” means any entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001(a)(14) of ERISA or any entity that is treated as a single employer under Section 414 of the Code.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 8.03(c), including through an Approved Electronic Platform.

“Company” means The Scotts Miracle-Gro Company, an Ohio corporation.

“Competitor” means Persons that are reasonably determined by the Company to be competitors of the Company or its Subsidiaries and which have been specifically identified by the Company to the Administrative Agent and the Lenders in writing prior to the Effective Date.

“Computation Date” has the meaning assigned to such term in Section 2.04.

“Consolidated Adjusted EBITDA” means, for any period of determination thereof, Consolidated EBITDA plus, without duplication, and to the extent deducted from revenues in determining Consolidated Net Income, (i) non-recurring losses, (ii) non-cash charges or expenses (including, without limitation, non-cash expenses related to stock based compensation), (iii) non-recurring write-off charges or expenses related to non-restructuring excess and obsolete inventory in an aggregate amount not to exceed $20,000,000 for the fiscal quarters ending July 1, 2023 and September 30, 2023 and (iv) non-restructuring expenses related to closed Hawthorne warehouses in an amount not to exceed (A) $7,600,000 for the fiscal quarter ending September 30, 2022, (B) $5,800,000 for the fiscal quarter ending December 31, 2022, (C) $5,000,000 for the fiscal quarter ending April 1, 2023 and (D) $3,000,000 for the fiscal quarter ending July 1, 2023 minus, to the extent included in Consolidated Net Income, (1) non-recurring gains and (2) any cash payments made during such period in respect of items described in clause (ii) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, all as determined on a consolidated basis for the Company and its Subsidiaries.

“Consolidated EBITDA” means, for any period of determination thereof, Consolidated Net Income plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, (i) income tax expenses, (ii) depreciation expense, (iii) interest expense, (iv) amortization expense minus, to the extent included in Consolidated Net Income, (1) interest income and (2) income tax credits and refunds (to the extent not netted from tax expense), all as determined on a consolidated basis for the Company and its Subsidiaries.

“Consolidated Interest Expense” means, for any period of determination thereof, the interest expense of the Company and its Subsidiaries for such period, as determined in accordance with GAAP; provided that (a) all items that are non-cash items in the period when recognized and (b) all non-recurring or extraordinary items in any fiscal period, including, without limitation, all costs, expenses and amortization of premiums, discounts and deferred issue costs of any Indebtedness, shall be excluded for the purpose of determining Consolidated Interest Expense for any period.

“Consolidated Net Income” means, for any period of determination thereof, net income of the Company and its Subsidiaries for such period, as determined in accordance with GAAP.

“Consolidated Net Indebtedness” means, for any date of determination thereof, Indebtedness plus the aggregate outstanding principal amount of the obligations secured by Sold Receivables Assets (to the extent such obligations are required to be accounted for as indebtedness on the Company’s balance sheet or such obligations are Recourse Obligations), minus the lesser of (i) $50,000,000 and (ii) cash and Cash Equivalents, all as determined on a consolidated basis, without duplication, for the Company and its Subsidiaries.

“Consolidated Total Assets” means, at any date, all amounts that would be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any material provision of any material security issued by such Person or of any material agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Control Group” means the Hagedorn Partnership, L.P., the general partners of the Hagedorn Partnership, L.P. and, in the case of such individuals, their respective executors, administrators and heirs and their families and trusts for their benefit.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Administrator” means the Bank of Canada (or any successor administrator).

“CORRA Determination Date” has the meaning specified in the definition of “Daily Simple CORRA”.

“CORRA Rate Day” has the meaning specified in the definition of “Daily Simple CORRA”.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Co-Syndication Agent” means each of Wells Fargo Bank, National Association, Mizuho Bank, Ltd. and Bank of America, N.A., in its capacity as co-syndication agent for the credit facilities evidenced by this Agreement.

“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Facility” means a category of Commitments and extensions of credit thereunder.

“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.

“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day, the “CORRA Determination Date”) that is five (5) RFR Business Days prior to (i) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Company. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than five (5) RFR Business Days prior to such CORRA Determination Date.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Pounds Sterling, SONIA for the day that is five (5) RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day ~~and~~, (ii) Dollars, Daily Simple SOFR~~.~~ (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate) and (iii) Canadian Dollars, Daily Simple CORRA (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Departing Lender” means each lender under the Existing Credit Agreement that executes and delivers to the Administrative Agent a Departing Lender Signature Page.

“Departing Lender Signature Page” means each signature page to this Agreement on which it is indicated that the Departing Lender executing the same shall cease to be a party to the Existing Credit Agreement on the Effective Date.

“Designated Obligations” means all obligations of the Borrowers with respect to (a) principal of and interest on the Revolving Loans, (b) participations in Swingline Loans funded by the Revolving Lenders, (c) unreimbursed LC Disbursements and interest thereon and (d) all facility fees and Letter of Credit participation fees.

“Disinterested Director” means, with respect to any Person and transaction, a member of the board of directors (or similar governing body) of such Person who does not have any direct or indirect material financial interest in or with respect to such transaction. It is understood and agreed that no such Person shall be deemed to have an indirect material financial interest if such Person would not be deemed to have an “indirect material interest” within the meaning of Item 404(a) of Regulation S-K.

“Disposition” means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Institution” means, on any date, (a) any Competitor or any other Person designated by the Company as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof and (b) any other Person that directly competes with the Company and its Subsidiaries in a principal line of business of the Company and its Subsidiaries, considered as a whole, which Person has been designated by the Company as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice to an Approved Electronic Platform) not less than five (5) Business Days prior to such date; provided that, “Disqualified Institutions” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“DQ List” has the meaning assigned to such term in Section 9.04(e)(iv).

“Dollar Amount” of any currency means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of the Dollars with such Foreign Currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent, in consultation with the Company, using any method of determination it deems reasonably appropriate) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent, in consultation with the Company, using any method of determination it deems reasonably appropriate.

“Dollar Swingline Loan” means a Loan made to a Borrower in Dollars pursuant to Section 2.05.

“Dollar Swingline Rate” means, with respect to any Dollar Swingline Loan, a rate in respect of such Dollar Swingline Loan that is agreed upon by the Company and the Swingline Lender (it being understood and agreed that if a Dollar Swingline Rate cannot be so agreed upon by the Company and the Swingline Lender in respect of such Dollar Swingline Loan, then, at the Company’s election, either (i) the “Dollar Swingline Rate” for such Dollar Swingline Loan shall be equal to the Alternate Base Rate plus the Applicable Spread for ABR Borrowings or (ii) the request for such Dollar Swingline Loan made by the applicable Borrower shall be deemed automatically terminated and cancelled and of no further force or effect).

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Assets” means the assets of the Company and any Domestic Subsidiary, wherever located, and the assets of any Foreign Subsidiary located or domiciled in any jurisdiction within the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Domestic Subsidiary Borrower” means any Borrower which is a Domestic Subsidiary.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Foreign Jurisdiction” means Canada and any other jurisdiction that is approved from time to time by the Administrative Agent and each of the Global Tranche Lenders.

“Eligible Subsidiary” means (i) the Initial Subsidiary Borrowers, (ii) any Domestic Subsidiary, (iii) any Subsidiary organized under the laws of an Eligible Foreign Jurisdiction and (iv) any other Subsidiary that is approved from time to time by the Administrative Agent and each of the Global Tranche Lenders (each such approval not to be unreasonably withheld or delayed).

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event with respect to a Single Employer Plan; (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived with respect to a Single Employer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Single Employer Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Single Employer Plan or Single Employer Plans or to appoint a trustee to administer any Single Employer Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Single Employer Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“ETA” means the Excise Tax Act (Canada).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in euro and for any Interest Period, the EURIBO Screen Rate, two (2) TARGET Days prior to the commencement of such Interest Period.

“EURIBO Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“euro” or “€” means the single currency of the Participating Member States.

“euro Swingline Loan” means a Loan made to a Borrower in euro pursuant to Section 2.05.

“euro Swingline Rate” means, with respect to any euro Swingline Loan, a rate in respect of such euro Swingline Loan that is agreed upon by the Company and the Swingline Lender (it being understood and agreed that if a euro Swingline Rate cannot be so agreed upon by the Company and the Swingline Lender in respect of such euro Swingline Loan, then the request for such euro Swingline Loan made by the applicable Borrower shall be deemed automatically terminated and cancelled and of no further force or effect).

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Domestic Subsidiary” means (i) any Receivables Subsidiary, (ii) each Domestic Subsidiary set forth on Schedule 1.01A and (iii) the Charitable Foundation.

“Excluded Entities” means each of (i) Bonnie, (ii) Laketon and (iii) upon the consummation of the Project Bob Transaction, each of the Hawthorne Entities, in each case until such time as such Person becomes a Wholly-Owned Subsidiary of the Company.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by any Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f), (d) any withholding Taxes imposed under FATCA and (e) any Canadian withholding taxes imposed on a payment of interest to such Recipient by a Canadian Borrower by reason of such Recipient not dealing at arm’s length (for purposes of the Income Tax Act (Canada)) with such Canadian Borrower at the time of payment (other than where the non-arm’s length relationship arises as a result of such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced its rights under, any Loan Document).

“Exclusive Agency and Marketing Agreement” means the Third Amended and Restated Exclusive Agency and Marketing Agreement, dated as of August 1, 2019, by and between Monsanto Company and The Scotts Company LLC, as the same may be amended, modified, restated, extended, renewed or replaced from time to time.

“Existing Credit Agreement” is defined in the recitals hereof.

“Existing Letters of Credit” has the meaning assigned to such term in Section 2.06(a).

“Existing Revolving Loans” has the meaning assigned to such term in Section 2.01(a).

“Existing Senior Notes Indentures” means, collectively, (i) the 4.000% Indenture, (ii) the 4.375% Indenture, (iii) the 4.500% Indenture and (iv) the 5.250% Indenture.

“Existing Senior Notes” means, collectively, (i) the Company’s existing $500,000,000 aggregate principal amount of 4.000% senior notes issued under the 4.000% Indenture, (ii) the Company’s existing $400,000,000 aggregate principal amount of 4.375% senior notes issued under the 4.375% Indenture, (iii) the Company’s existing $450,000,000 aggregate principal amount of 4.500% senior notes issued under the 4.500% Indenture and (iv) the Company’s existing $250,000,000 aggregate principal amount of 5.250% senior notes issued under the 5.250% Indenture.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the FRBNY based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the FRBNY’s Website from time to time) and published on the next succeeding Business Day by the FRBNY as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Finance Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“Fixed Charge Coverage Ratio” means, as at the last day of any fiscal quarter of the Company, the ratio of (a) (i) Consolidated Adjusted EBITDA minus (ii) Capital Expenditures minus (iii) expense for taxes paid in cash, in each case for the four consecutive fiscal quarters ending on such day to (b) Fixed Charges; provided that any calculation of the above ratio following any acquisition or disposition made during the four-quarter period covered by such calculation, by purchase, sale or otherwise, of all or substantially all of the business or assets of, any Person or of any line of business of any Person shall be determined on a pro forma basis without duplication as if such acquisition or disposition had occurred on the first day of the relevant period and any savings associated with such acquisition or disposition had been achieved beginning on the first day of the relevant period.

“Fixed Charge RP Amount” means (i) for the four consecutive fiscal quarter period ending on or about September 30, 2023, the amount of Restricted Payments made during the fiscal quarter ending on or about September 30, 2023, (ii) for the four consecutive fiscal quarter period ending on or about December 31, 2023, the aggregate amount of Restricted Payments made during the two consecutive fiscal quarter period ending on or about December 31, 2023, (iii) for the four consecutive fiscal quarter period ending on or about March 31, 2024, the aggregate amount of Restricted Payments made during the three consecutive fiscal quarter period ending on or about March 31, 2024 and (iv) for the four consecutive fiscal quarter period ending on or about June 30, 2024 and each four consecutive fiscal quarter period ending thereafter, the aggregate amount of Restricted Payments made during such four consecutive fiscal quarter period.

“Fixed Charges” means, for any period of four consecutive fiscal quarters, (i) Consolidated Interest Expense plus (ii) plus scheduled principal payments on Indebtedness actually made plus (iii) the Fixed Charge RP Amount.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, the Adjusted EURIBO Rate, the ~~CDOR~~ Adjusted Term CORRA Rate, each Adjusted Daily Simple RFR or the Central Bank Rate, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate, the Adjusted EURIBO Rate, the ~~CDOR~~ Adjusted Term CORRA Rate, each Adjusted Daily Simple RFR or the Central Bank Rate shall be zero.

“Foreign Borrower Sublimit” means $350,000,000.

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Global Tranche Letter of Credit denominated in a Foreign Currency.

“Foreign Currency Payment Office” of the Administrative Agent means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Foreign Currency Sublimit” means $350,000,000.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to the laws of the United States of America and is maintained or contributed to by the Company, any Subsidiary Borrower or any Commonly Controlled Entity.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (c) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

“Foreign Pledge Agreement Acknowledgment and Confirmation” means the Foreign Pledge Agreement Acknowledgment and Confirmation, in form and substance reasonably satisfactory to the Administrative Agent, among the Company and certain of its Subsidiaries which are parties to Foreign Pledge Agreements which are in effect as of the Effective Date and the Administrative Agent, for the benefit of the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.

“Foreign Pledge Agreements” means each pledge agreement, charge or collateral security instrument creating a security interest in the Capital Stock of the Foreign Subsidiary Borrowers and certain other first-tier Foreign Subsidiaries of the Company, in each case, in form and substance reasonably satisfactory to the Administrative Agent, as such agreements may be amended, supplemented or otherwise modified from time to time.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower” means any Borrower which is a Foreign Subsidiary.

“FRBNY” means the Federal Reserve Bank of New York.

“FRBNY Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “FRBNY Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“FRBNY’s Website” means the website of the FRBNY at http://www.newyorkfed.org, or any successor source.

“Full Security Period” shall have the meaning specified in the Guarantee and Collateral Agreement.

“GAAP” means generally accepted accounting principles in the United States of America.

“Global Tranche Commitment” means, with respect to each Global Tranche Lender, the commitment of such Global Tranche Lender to make Global Tranche Revolving Loans and to acquire participations in Global Tranche Letters of Credit and Swingline Loans hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased or assumed from time to time pursuant to an Incremental Facility Agreement pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Global Tranche Lender’s Global Tranche Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such Global Tranche Lender shall have assumed its Global Tranche Commitment, as applicable. The aggregate principal amount of the Global Tranche Commitments on the Amendment No. 2 Effective Date is $1,071,291,666.67.

“Global Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Global Tranche Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements in respect of Global Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Company at such time. The Global Tranche LC Exposure of any Global Tranche Lender at any time shall be its Global Tranche Percentage of the total Global Tranche LC Exposure at such time.

“Global Tranche Lender” means a Lender with a Global Tranche Commitment or holding Global Tranche Revolving Loans.

“Global Tranche Letter of Credit” means any letter of credit issued under the Global Tranche Commitments pursuant to this Agreement.

“Global Tranche Percentage” means the percentage equal to a fraction the numerator of which is such Lender’s Global Tranche Commitment and the denominator of which is the aggregate Global Tranche Commitments of all Global Tranche Lenders (if the Global Tranche Commitments have terminated or expired, the Global Tranche Percentages shall be determined based upon the Global Tranche Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.22 when a Defaulting Lender shall exist, any such Defaulting Lender’s Global Tranche Commitment shall be disregarded in the calculation.

“Global Tranche Revolving Borrowing” means a Borrowing comprised of Global Tranche Revolving Loans.

“Global Tranche Revolving Credit Exposure” means, with respect to any Global Tranche Lender at any time, and without duplication, the sum of the outstanding principal amount of such Global Tranche Lender’s Global Tranche Revolving Loans and its Global Tranche LC Exposure and its Swingline Exposure at such time.

“Global Tranche Revolving Loan” means a Loan made by a Global Tranche Lender pursuant to Section 2.01(b). Each Global Tranche Revolving Loan shall be a Term Benchmark Loan denominated in an Agreed Currency or an ABR Loan denominated in Dollars.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GST/HST” means all taxes payable under Part IX of the ETA (including where applicable both the federal and provincial portion of those taxes) or under any Canadian provincial legislation imposed a similar value added or multi-staged tax.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other payment obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or payment obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case, in the ordinary course of business.

“Guarantee and Collateral Agreement” means that certain Sixth Amended and Restated Guarantee and Collateral Agreement (including any and all supplements thereto), dated as of the date hereof, among the Company, the Domestic Subsidiary Borrowers, the Subsidiary Guarantors and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, substantially in the form of Exhibit F, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Hawthorne Entities” means The Hawthorne Gardening Company, Hawthorne Hydroponics LLC, Agrolux Canada Limited, any other Subsidiary of The Hawthorne Gardening Company and any Subsidiary formed to own Hawthorne intellectual property.

“Hazardous Materials” means any explosive or radioactive substance or waste and any hazardous or toxic substance, waste or other pollutant, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and any other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreements” means (a) any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap, interest rate exchange (from fixed to floating rates, from one floating rate to another floating rate or otherwise) or other interest rate hedge or arrangement under which the Company is a party or a beneficiary and (b) any agreement or arrangement designed to limit or eliminate the risk and/or exposure of the Company to fluctuations in currency exchange rates or in commodity prices.

“Hedging Lender” means any Lender or affiliate thereof which from time to time enters into a Hedging Agreement with the Company or any Subsidiary.

“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Loan Commitment.

“Incremental Equivalent Notes” has the meaning assigned to such term in Section 6.05(n).

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Company, the Subsidiary Borrowers, if any, the Administrative Agent and one or more Incremental Lenders, establishing

Incremental Term Loan Commitments of any Series or Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.

“Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.20, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans (in each case in respect of Global Tranche Commitments or US Tranche Commitments, as applicable, as set forth in the Incremental Facility Agreement) hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure under such Incremental Facility Agreement.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Incremental Term Loan Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Facility Agreement and Section 2.20, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.

“Incremental Term Loans” means any term loans made pursuant to Section 2.20(a).

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement.

“Indebtedness” means, in respect of any Person, at a particular date, without duplication, (a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, any such indebtedness which is non‑recourse to the credit of such Person but is secured by assets of such Person, but excluding current amounts payable incurred in the ordinary course of business; it being understood that current amounts payable to an intermediary in connection with an inventory management financing arrangement shall be deemed to be incurred in the ordinary course of business on and after the entry by such Person into any such arrangement), (b) obligations of such Person under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases or finance leases, (c) indebtedness of such Person arising under acceptance facilities, (d) indebtedness of such Person arising under unpaid reimbursement obligations in respect of all drafts drawn under letters of credit issued for the account of such Person, (e) liabilities arising under Hedging Agreements of such Person (calculated without giving effect to any mark-to-market adjustments, including embedded derivatives contained in other debt or equity instruments under ASC 815), (f) indebtedness of such Person under any synthetic lease and (g) all Guarantees by such Person of Indebtedness of others.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Initial Canadian Borrower” means Scotts Canada Ltd., a company organized under the laws of Canada.

“Initial Domestic Subsidiary Borrowers” means (i) The Scotts Company LLC, an Ohio limited liability company, (ii) Hyponex Corporation, a Delaware corporation, (iii) Scotts Manufacturing Company, a Delaware corporation, (iv) Scotts Temecula Operations, LLC, a Delaware limited liability company and (v) SMG Growing Media, Inc., an Ohio corporation.

“Initial Subsidiary Borrowers” means the Initial Domestic Subsidiary Borrower and the Initial Canadian Borrower.

“Intellectual Property” shall have the meaning specified in the Guarantee and Collateral Agreement.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.08 in the form attached hereto as Exhibit E-2 or such other form as is reasonably satisfactory to the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan and any Swingline Loan, the third (3rd) Business Day after the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such RFR Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date and (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or, other than with respect to ~~CDOR~~ Term Benchmark Borrowing denominated in Canadian Dollars, six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the applicable Borrower (or the Company on behalf of the applicable Borrower) may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IP Security Agreements” shall have the meaning specified in the Guarantee and Collateral Agreement.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, Mizuho Bank, Ltd., Bank of America, N.A. and each other Lender designated by the Company as an “Issuing Bank” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Laketon” has the meaning assigned to it under the definition of Subsidiary.

“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Loans outstanding or Commitments in effect hereunder.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Global Tranche Lender at any time shall be its Global Tranche Percentage of the total Global Tranche LC Exposure at such time and the LC Exposure of any US Tranche Lender at any time shall be its US Tranche Percentage of the total US Tranche LC Exposure at such time.

“Lender Cash Management Agreements” means all agreements providing for treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Company or any Subsidiary and any Lender (or any Affiliate of any Lender), including any overdraft or similar credit facility in connection therewith and including credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards).

“Lender Hedging Agreements” means all Hedging Agreements entered into by the Company or any Subsidiary with a Hedging Lender.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Qualified Bilateral Letters of Credit” means one or more letters of credit issued for the benefit of the Company or any of its Subsidiaries in an aggregate principal amount not to exceed (a) $25,000,000 for all such letters of credit which are issued by The Bank of Nova Scotia and (b) $50,000,000 for all such other letters of credit which are issued by a Lender (or any affiliate of a Lender) pursuant to a bilateral facility and not under this Agreement or any other Loan Document, all to the extent such letters of credit are confirmed to such Lender in writing by the Administrative Agent, in its good faith, reasonable credit judgment (such confirmation not to be unreasonably withheld or delayed), as “Qualified Bilateral Letters of Credit” secured by the Collateral.

“Lender Presentation” means the lender presentation distributed to the Lenders, dated March 23, 2022 (including the updated financial projections included therein).

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(d).

“Lender Supply Chain Financing Agreements” means all agreements between the Company or any Subsidiary and any Lender (or any Affiliate of any Lender) providing for credit support and/or payment obligations in respect of trade payables of the Company or any Subsidiary, in each case issued for the benefit of, or payable to, any bank, financial institution or other person that has acquired such trade payables pursuant to “supply chain” or other similar financing for vendors and suppliers of the Company or any Subsidiaries, so long as (i) other than pursuant to this Agreement and the Security Documents, such payment obligations are unsecured, (ii) the payment maturity date of such trade payables shall not have been extended after such trade payables have been acquired in connection with the Lender Supply Chain Financing Agreement, (iii) such payment obligations represent amounts not in excess of those which the Company or any of its Subsidiaries would otherwise have been obligated to pay to its vendor or supplier in respect of the applicable trade payables, (iv) the aggregate amount of all obligations under Lender Supply Chain Financing Agreements that constitute “Obligations” under this Agreement and the other Loan Documents secured by the Collateral does not exceed $125,000,000 and (v) (A) the Company has delivered to the Administrative Agent, promptly after the entry into the relevant Lender Supply Chain Financing Agreement, written notice (I) setting forth the details of such Lender Supply Chain Financing Agreement, including the provider and amount of such Lender Supply Chain Financing Agreement, (II) confirming that the aggregate amount of all obligations under Lender Supply Chain Financing Agreements that constitute “Obligations” under this Agreement and the other Loan Documents secured by the Collateral (including for the purposes of such calculation, such Lender Supply Chain Financing Agreement) does not exceed $125,000,000 and (III) designating the obligations in respect of such Lender Supply Chain Financing Agreement as “Obligations” under this Agreement and the other Loan Documents secured by the Collateral pursuant to the terms of the Loan Documents and (B) in respect of which the Administrative Agent has acknowledged in writing its receipt of such written notice (and, for the avoidance of doubt, if the Administrative Agent has not provided such acknowledgement in respect of such supply chain financing agreement, then such supply chain financing agreement shall not be included as “Obligations” under this Agreement and the other Loan Documents secured by the Collateral pursuant to the terms of the Loan Documents).

“Lenders” means the Persons listed on Schedule 2.01A and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, an Incremental Facility Agreement or other documentation contemplated hereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks. For the avoidance of doubt, the term “Lenders” excludes the Departing Lenders.

“Letter of Credit” means any Global Tranche Letter of Credit or US Tranche Letter of Credit (it being understood and agreed that, for the avoidance of doubt, Lender Qualified Bilateral Letters of Credit shall not be deemed to be letters of credit issued pursuant to this Agreement).

“Letter of Credit Agreement” has the meaning assigned to such term in Section 2.06(b).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01B, or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent.

“Leverage Ratio” means, as at the last day of any fiscal quarter of the Company, the ratio of (i) the Average Consolidated Net Indebtedness to (ii) Consolidated Adjusted EBITDA for the four consecutive fiscal quarters ending on such day; provided that any calculation of the above ratio following any acquisition or disposition made during the four-quarter period covered by such calculation, by purchase, sale or otherwise, of all or substantially all of the business or assets of, any Person or of any line of business of any Person shall be determined on a pro forma basis without duplication as if such acquisition or disposition had occurred on the first day of the relevant period and any savings associated with such acquisition or disposition had been achieved beginning on the first day of the relevant period.

“Leverage Adjustment Period” means the period commencing on the Amendment No. 2 Effective Date and ending on the Leverage Adjustment Period Termination Date.

“Leverage Adjustment Period Termination Date” means the earlier of (i) October 1, 2025 and (ii) the date which the Company specifies in a written notice to the Administrative Agent as the date on which it elects to terminate the Leverage Adjustment Period (it being understood and agreed that, for the avoidance of doubt, upon the occurrence of the Leverage Adjustment Period Termination Date pursuant to clause (ii) of this definition, the Company will not have any right to rescind, reverse, cancel or otherwise nullify its election to terminate the Leverage Adjustment Period).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the authorized filing by or against a Person of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction).

“Limited Conditionality Acquisition” has the meaning assigned to such term in Section 2.20(c).

“Limited Conditionality Acquisition Agreement” has the meaning assigned to such term in Section 2.20(c).

“Loan Documents” means, collectively, this Agreement, any Notes, the Letters of Credit, Letter of Credit applications, Letter of Credit Agreements, the Security Documents and any Incremental Facility Agreement.

“Loan Parties” means the Company, each Subsidiary Borrower and each other Subsidiary Guarantor.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean (a) Toronto, Canada time with respect to Canadian Dollars, (b) London, England time with respect to any Foreign Currency (other than Canadian Dollars or euro) and (c) Brussels, Belgium time with respect to euro, in each case of the foregoing clauses (a), (b) and (c) unless otherwise notified by the Administrative Agent).

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time (i) in the case of the Global Tranche Lenders, Lenders having Global Tranche Revolving Credit Exposures and unused Global Tranche Commitments representing more than 50% of the sum of the aggregate Global Tranche Revolving Credit Exposures and the aggregate unused Global Tranche Commitments at such time, (ii) in the case of the US Tranche Lenders, Lenders having US Tranche

Revolving Credit Exposures and unused US Tranche Commitments representing more than 50% of the sum of the aggregate US Tranche Revolving Credit Exposures and the aggregate unused US Tranche Commitments at such time and (iii) in the case of the Term Lenders, Lenders having outstanding Term Loans of the applicable Class representing more than 50% of the sum of the aggregate principal amount of all Term Loans of such Class outstanding at such time.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of any material term of this Agreement or the other Loan Documents, taken as a whole, or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Domestic Subsidiary” means a Domestic Subsidiary that is a Material Subsidiary.

“Material Intellectual Property” means Intellectual Property that is material to the business operations of the Company and its Subsidiaries.

“Material Subsidiary” means at any time (i) any Subsidiary Borrower, (ii) any Subsidiary which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(a) or (b), contributed greater than five percent (5%) of Consolidated Adjusted EBITDA for such period or (iii) any Subsidiary designated in writing by the Company as a Material Subsidiary; provided that if at any time the aggregate amount of Consolidated Adjusted EBITDA attributable to all Subsidiaries that are not Material Subsidiaries exceeds ten percent (10%) of Consolidated Adjusted EBITDA for any such period, then the term Material Subsidiary shall be deemed to include such Subsidiaries of the Company as may be required so that this proviso shall not be true.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation and any other substance that could reasonably be expected to give rise to liability under any Environmental Law.

“Maturity Date” means the Tranche A Term Loan Maturity Date, the Incremental Term Maturity Date with respect to Incremental Term Loans of any Series or the Revolving Maturity Date, as the context requires.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA.

“Non-Quoted Currency” means Canadian Dollars.

“Note” has the meaning assigned to such term in Section 2.10(e).

“Obligations” means all unpaid principal of and interest on the Loans, all LC Exposure, all unpaid fees, and all indemnities, costs, expenses (including, without limitation, interest and fees accruing after the maturity of the Loans and interest thereon accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Subsidiary, whether or not a claim for post‑filing or post‑petition interest is allowed in such proceeding) and all other obligations and liabilities of the Company or any Subsidiary to the Administrative Agent or the Lenders (or, in the case of Lender Hedging Agreements, Lender Cash

Management Agreements, Lender Qualified Bilateral Letters of Credit or Lender Supply Chain Financing Agreements, any Affiliate of a Lender), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents, any Lender Hedging Agreement, any Lender Cash Management Agreement, any Lender Qualified Bilateral Letters of Credit, any Lender Supply Chain Financing Agreements or any thereof or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or any Lender) or otherwise; provided that for purposes of determining any Guarantor Obligations (as defined in the Guarantee and Collateral Agreement) of any Guarantor under this Agreement or any other Loan Document, the definition of “Obligations” shall not include any Excluded Swap Obligation.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court, registration or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19 or Section 2.20(e)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the FRBNY as set forth on the FRBNY’s Website from time to time, and published on the next succeeding Business Day by the FRBNY as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the FRBNY Rate and (b) with respect to any amount denominated in a Foreign Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment” has the meaning assigned to such term in Section 8.06(c).

“Payment Notice” has the meaning assigned to such term in Section 8.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA (or any successor thereto).

“Periodic Term CORRA Determination Day” has the meaning assigned to such term in the definition of “Term CORRA.”

“Permitted Acquisition” means any acquisition of all or substantially all the assets of, or shares or other equity interests in, a Person or division or line of business of a Person or other significant assets of a Person (other than inventory, leases, materials and equipment and other assets in the ordinary course of business) if immediately after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) such acquired subsidiary or newly formed subsidiary owning the acquired assets shall be a Subsidiary of the Company and all actions required to be taken, if any, with respect to such acquired or newly formed subsidiary under Section 5.11 shall have been taken or shall be planned to be taken in a manner reasonably satisfactory to the Administrative Agent, (iii) no Material Adverse Effect would result therefrom and (iv) the Company shall be in compliance, on a pro forma basis after giving effect to such acquisition or formation, with the covenants contained in Section 5.09 and 5.10 recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such acquisition had occurred on the first day of each relevant period for testing such compliance and any savings associated with such acquisition had been achieved on the first day of such relevant period, and, in the case of an acquisition involving consideration in excess of $125,000,000, the Company shall have delivered to the Administrative Agent an officers’ certificate to such effect, together with all relevant financial information for such subsidiary or assets (to the extent reasonably available).

“Permitted Foreign Debt” shall have the meaning specified in Section 6.05(i).

“Person” means an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Project Bob Transaction” means a non-cash transaction involving the Hawthorne Entities (including the entry into a joint venture transaction), the general terms and counterparties of such transaction as previously disclosed to the Administrative Agent and Lenders prior to the Amendment No. 2 Effective Date.

“Projections” has the meaning assigned to such term in Section 5.02(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.19.

“Rabobank Receivables Purchase Facility” has the meaning set forth in the definition of “Receivables Purchase Facility”.

“Receivable” means any account and any other right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an instrument or chattel paper and whether or not it has been earned by performance. The terms “account”, “instrument” and “chattel paper” as used herein shall have the meaning assigned to such terms in the Uniform Commercial Code in effect from time to time in the State of New York.

“Receivables Subsidiary” means a Subsidiary of the Company created to purchase and finance Sold Receivables Assets.

“Receivables Purchase Facility” means any receivables financing facility entered into in connection with any sale, discounting, factoring, financing, contribution or securitization arrangement with terms and conditions reasonably satisfactory to the Administrative Agent and pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer to a Receivables Subsidiary or any other Person, or may grant a security interest in, any Sold Receivables Assets, or pursuant to which ownership interests in, or notes, commercial paper, certificates or other debt instruments may be secured by Sold Receivables Assets. For the avoidance of doubt, the (i) Master Repurchase Agreement, and Annex I thereto, with Cooperatieve Rabobank, U.A. (New York Branch), as agent (the “Receivables Agent”) and purchaser, and Sumitomo Mitsui Banking Corporation (New York Branch), as purchaser, dated as of April 7, 2017, as amended and (ii) Master Framework Agreement with Cooperatieve Rabobank, U.A. (New York Branch), as agent and purchaser, and Sumitomo Mitsui Banking Corporation (New York Branch), as purchaser, dated as of April 7, 2017, as amended to date and as either of which may be renewed, amended and/or restated from time to time (the “Rabobank Receivables Purchase Facility”), shall be considered a Receivables Purchase Facility.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recourse Obligation” means any obligation (contingent or otherwise) which (i) is guaranteed by the Company or any Subsidiary (excluding guarantees of obligations (other than the principal, interest and fees) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings.

“Reference Time” with respect to any setting of the then-current Benchmark means (i) if such Benchmark is the Term SOFR Rate, 5:00 a.m., Chicago time, on the day that is two (2) Business Days preceding the date of such setting, (ii) if such Benchmark is the EURIBO Rate, 11:00 a.m., Brussels time two (2) TARGET Days preceding the date of such setting, (iii) if the RFR for such Benchmark is SONIA, then four (4) Business Days prior to such setting, (iv) if ~~the~~, following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, the RFR for such Benchmark is Daily Simple SOFR, then four (4) Business Days prior to such setting, ~~or~~ (v) if such

Benchmark is Term CORRA, 1:00 p.m. Toronto local time on the day that is two Business Days preceding the date of such setting, (vi) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to Term CORRA, the RFR for such Benchmark is Daily Simple CORRA, then four RFR Business Days prior to such setting or (vii) if such Benchmark is none of the Term SOFR Rate, Daily Simple SOFR, the EURIBO Rate ~~or~~, SONIA, Term CORRA or Daily Simple CORRA, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing” means the refinancing of the amounts outstanding under the Existing Credit Agreement with the proceeds of Loans.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board, the FRBNY and/or the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Board and/or the FRBNY or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in euro, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the ~~Adjusted~~ Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in euro, the ~~Adjusted~~ EURIBO Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, ~~the CDOR Rate~~ Term CORRA or (iv) with respect to any RFR Borrowing denominated in Pounds Sterling, ~~or~~ Dollars or Canadian Dollars, the applicable ~~Adjusted~~ Daily Simple RFR, as applicable.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in euro, the EURIBO Screen Rate or (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, ~~the CDOR Screen Rate~~ Term CORRA, as applicable.

“Relevant Jurisdiction” means, in relation to a Loan Party (a) its jurisdiction of incorporation, (b) any jurisdiction where any asset subject to or intended to be subject to a security interest to be created by it under a Security Document is situated, (c) any jurisdiction where it conducts business, and (d) the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c).

“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c).
“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Reportable Event” means any of the events set forth in Section 4043 of ERISA or the regulations thereunder with respect to which the PBGC has not, by regulation, waived the 30‑day notice requirement.

“Required Lenders” means, subject to Section 2.22, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time; provided that for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Revolving Commitments expire or terminate, then, as to each Lender, clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining its Credit Exposure to the extent such Lender shall have funded its participation in the outstanding Swingline Loans.

“Required Subsidiary” means (i) each Material Domestic Subsidiary and (ii) each Subsidiary that guarantees the Indebtedness evidenced by the Existing Senior Notes or by any other publicly issued or privately placed notes issued by the Company or any of its Subsidiaries.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation or Articles of Incorporation, as the case may be, and Code of Regulations and/or By‑Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, provided that (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (b) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Requirement of Law” regardless of the date enacted, adopted, issued or implemented.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the Chairman, President or an Executive or Senior Vice President (or, in the case of any Foreign Subsidiary, any analogous title) of such Person and, with respect to financial matters, the Chief Financial Officer, the Treasurer or the Controller (or, in the case of any Foreign Subsidiary, any analogous title) of such Person.

“Restricted Payment” has the meaning assigned to such term in Section 6.14.

“Revolving Commitment” means a US Tranche Commitment or a Global Tranche Commitment, and “Revolving Commitments” means both US Tranche Commitments and Global Tranche Commitments.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Global Tranche Revolving Loans and US Tranche Revolving Loans and its LC Exposure and its Swingline Exposure at such time.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means any Global Tranche Revolving Loan or US Tranche Revolving Loan.

“Revolving Maturity Date” means April 8, 2027; provided, however, if such date is not a Business Day, the Revolving Maturity Date shall be the next preceding Business Day.

“RFR” means, for any RFR Loan denominated in (a) Pounds Sterling, SONIA, ~~and~~ (b) Dollars (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate), Daily Simple SOFR and (c) Canadian Dollars (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA), Daily Simple CORRA.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in (a) Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, ~~and~~ (b) Dollars, a U.S. Government Securities Business Day and (c) Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required to remain closed.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned, whether individually or in the aggregate, directly or indirectly, by a 50% or greater interest, or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom, including Her Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means the holders of the Obligations from time to time and shall include (i) each Lender and each Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of the Company and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and Affiliate of such Lender in respect of Lender Hedging Agreements, Lender Cash Management Agreements, Lender Qualified Bilateral Letters of Credit and Lender Supply Chain Financing Agreements entered into with such Person by the Company or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrowers to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the United States Securities Act of 1933.

“Security Document” means each of (a) the Guarantee and Collateral Agreement, (b) the IP Security Agreements, (c) the Foreign Pledge Agreements and (d) the Foreign Pledge Agreement Acknowledgment and Confirmation.

“Series” has the meaning assigned to such term in Section 2.20(b).

“Single Employer Plan” means, at any particular time, any employee pension benefit plan (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) which is covered by Titles I and IV of ERISA or Title I of ERISA and Section 412 of the Code, and in respect of which the Company, any Subsidiary Borrower or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” (as defined in Section 3(5) of ERISA) or to which the Company, Subsidiary Borrower or Commonly Controlled Entity has any actual or contingent liability.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the FRBNY (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the FRBNY’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Sold Receivables Assets” means with respect to any Receivables Purchase Facility, all Receivables originated by the Company or its Subsidiaries (including any related assets), all guarantees, letters of credit, security agreements, insurance and other agreements or arrangements from time to time supporting or securing payment of any Receivables or other items described in this definition, all customer deposits with respect thereto, all rights under any contracts giving rise to or evidencing any Receivables or other items described in this definition, any bank accounts in to which only, except as otherwise agreed by the Administrative Agent, collections of any Receivables subject to such Receivables Purchase Facility are made and all other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables and all documents, books, records and information (including computer programs, tapes, disks, data processing software and related property and rights) relating to any Receivables or other items described in this definition or to any obligor with respect thereto, and all proceeds of the foregoing (but which, for the avoidance of doubt, shall not include the cash proceeds received by the Company or any of its Subsidiaries in connection with any such transfer), in any such case sold, transferred, contributed or otherwise assigned to a Receivables Subsidiary or any other Person pursuant to any Receivables Purchase Facility; provided that, it is understood that the Letter Agreement between the Administrative Agent and the Receivables Agent dated April 17, 2017 relating to the Rabobank Receivables Purchase Facility (the “Rabobank/JPM Letter Agreement”) shall govern certain rights and agreements in connection with assets relating to the Rabobank Receivables Purchase Facility and certain collection accounts related thereto.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Conditions” means, at any time of determination thereof, (a) no Incremental Term Loans in the form of an institutional term loan B facility have been issued and are outstanding pursuant to Section 2.20 and (b) (i) the Company’s “corporate credit rating” from S&P (or such other term as S&P may from time to time use to describe the Company’s senior unsecured non-credit enhanced long term indebtedness, such rating, the “S&P Rating”) shall be at least BBB- (with a stable outlook) and the Company’s “corporate family rating” from Moody’s (or such other term as Moody’s may from time to time use to describe the Company’s senior unsecured non-credit enhanced long term indebtedness, such rating, the “Moody’s Rating”) shall be at least Baa3 (with a stable outlook) or (ii) (x) the Company’s S&P Rating shall be at least BBB- (with a stable outlook) or the Company’s Moody’s Rating shall be at least Baa3 (with a stable outlook) and (y) the Leverage Ratio is less than or equal to 2.50 to 1.00.

“Specified Excluded Capital Stock” means (i) the Capital Stock of SMG Germany GmbH, (ii) the Capital Stock of SMG Gardening (UK) Ltd., (iii) the Capital Stock of Scotts de Mexico SA de CV, (iv) the Capital Stock of Scotts Servicios S.A., (v) the Capital Stock of Scotts Sierra (China) Co. Ltd., (vi) Miracle-Gro Tecnologia & Servicios, S. de R.L. de C.V., (vii) the Capital Stock of The Scotts Miracle-Gro Foundation, and (viii) the Capital Stock of the Excluded Entities (other than the Capital Stock of The Hawthorne Gardening Company directly owned by the Company or any Subsidiary Guarantor, which shall be pledged in accordance with the terms of Section 5.11(a)).

“Specified Property” means all Capital Stock of any Domestic Subsidiary and 65% of any first-tier Foreign Subsidiary (other than (i) Capital Stock of Subsidiaries listed on Schedule 1.01B (ii) Specified Excluded Capital Stock and (iii) Capital Stock carved-out in Section 5.11), Equipment, Inventory, Receivables (other than Sold Receivables Assets) and Intellectual Property owned by the Company and the Subsidiary Guarantors. The terms “Equipment” and “Inventory” as used herein shall have the meaning assigned to such terms in the Uniform Commercial Code in effect from time to time in the State of New York.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with a receivable financing or securitization which are reasonably customary for a seller or servicer of assets in a non-recourse bankruptcy-remote accounts receivable financing transaction or purchase program.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted EURIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D of the Board. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary the payment of which is expressly subordinated to payment of the obligations under the Loan Documents.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held; provided, that, notwithstanding the foregoing, (i) to the extent Bonnie Plants, LLC (“Bonnie”) becomes a “Subsidiary” following the Effective Date, Bonnie will not be a “Material Subsidiary” or “Subsidiary” for purposes of the representations and warranties, covenants, events of default or any other terms of this Agreement until such time as it becomes a Wholly-Owned Subsidiary of the Company, (ii) to the extent Laketon Peat Moss Inc. (“Laketon”) becomes a “Subsidiary” following the Effective Date, Laketon will not be a “Material Subsidiary” or “Subsidiary” for purposes of the representations and warranties, covenants, events of default or any other terms of this Agreement until such time as it becomes a Wholly-Owned Subsidiary of the Company, (iii) the Charitable Foundation will not be a “Subsidiary” for purposes of this Agreement and the other Loan Documents and (iv) upon the consummation of the Project Bob Transaction, none of the Hawthorne Entities will be a “Material Subsidiary” or “Subsidiary” for purposes of the representations and warranties, covenants, events of default or any other terms of this Agreement until such time as such Hawthorne Entity becomes a Wholly-Owned Subsidiary of the Company.

“Subsidiary Borrower” means (i) the Initial Subsidiary Borrowers and (ii) any Eligible Subsidiary that becomes a Subsidiary Borrower pursuant to Section 2.23 and, in the case of each of the foregoing, that has not ceased to be a Subsidiary Borrower pursuant to such Section.

“Subsidiary Borrower Agreement” means a Subsidiary Borrower Agreement substantially in the form of Exhibit C-1.

“Subsidiary Borrower Termination” means a Subsidiary Borrower Termination substantially in the form of Exhibit C-2.

“Subsidiary Guarantor” means (a) each Material Domestic Subsidiary of the Company party to the Guarantee and Collateral Agreement (which shall expressly exclude each Excluded Domestic Subsidiary) and (b) each Required Subsidiary acquired or organized subsequent to the Effective Date, except as otherwise provided in Section 5.11, that is a party to the Guarantee and Collateral Agreement.

“Supported QFC” has the meaning assigned to it in Section 9.19.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Revolving Lenders in such Swingline Loans).

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Canadian Swingline Loan, a Dollar Swingline Loan or a euro Swingline Loan.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted Term SOFR Rate~~, the Adjusted EURIBO Rate or the CDOR Rate~~ (other than pursuant to clause (c) of the definition of “Alternate Base Rate”), the Adjusted EURIBO Rate or the Adjusted Term CORRA Rate (other than pursuant to clause (ii) of the definition of “Canadian Prime Rate”).

“Term CORRA” means, for any calculation with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Notice” means a notification by the Administrative Agent to the Lenders and the Company of the occurrence of a Term CORRA Reelection Event.

“Term CORRA Reelection Event” means the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14(b) that is not Term CORRA.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.

“Term Loan Commitment” means a Tranche A Term Loan Commitment or an Incremental Term Commitment of any Series.

“Term Loans” means a Tranche A Term Loan or an Incremental Term Loan of any Series.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Trade Date” has the meaning assigned to such term in Section 9.04(e)(i).

“Tranche” means (i) a category of Revolving Commitments and extensions of credit hereunder in respect thereof and (ii) a category of Term Loan Commitments and extension of credit hereunder in respect thereof. For purposes hereof, each of the following comprises a separate Tranche: (a) Global Tranche Commitments, Global Tranche Revolving Loans, Global Tranche Letters of Credit and Swingline Loans, (b) US Tranche Commitments, US Tranche Revolving Loans and US Tranche Letters of Credit, (c) Tranche A Term Loans and (d) Incremental Term Loans of any Series.

“Tranche A Term Lender” means, as of any date of determination, each Lender having a Tranche A Term Loan Commitment or that holds Tranche A Term Loans.

“Tranche A Term Loan” means the term loans made on the Effective Date by the applicable Term Lenders to the Company pursuant to Section 2.01(c).

“Tranche A Term Loan Commitment” means (a) as to any Term Lender, the aggregate commitment of such Term Lender to make Tranche A Term Loans as set forth on Schedule 2.01A or in the most recent Assignment Agreement or other documentation contemplated hereby executed by such Term Lender and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Tranche A Term Loans, which aggregate commitment shall be $1,000,000,000 on the date of this Agreement. After advancing the Tranche A Term Loan, each reference to a Term Lender’s Tranche A Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Tranche A Term Loans.

“Tranche A Term Loan Maturity Date” means April 8, 2027; provided, however, if such date is not a Business Day, the Tranche A Term Loan Maturity Date shall be the next preceding Business Day.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBO Rate, the ~~CDOR~~ Adjusted Term CORRA Rate, the Alternate Base Rate, the Adjusted Daily Simple RFR (or, solely in the case of a Canadian Swingline Loan, the Canadian Prime Rate).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“US Borrower” means the Company and each Domestic Subsidiary Borrower.

“US Tranche Commitment” means, with respect to each US Tranche Lender, the commitment of such US Tranche Lender to make US Tranche Revolving Loans and to acquire participations in US Tranche Letters of Credit hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased or assumed from time to time pursuant to an Incremental Facility Agreement pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each US Tranche Lender’s US Tranche Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such US Tranche Lender shall have assumed its US Tranche Commitment, as applicable. The aggregate principal amount of the US Tranche Commitments on the Amendment No. 2 Effective Date is $178,708,333.33.

“US Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding US Tranche Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements in respect of US Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Company at such time. The US Tranche LC Exposure of any US Tranche Lender at any time shall be its US Tranche Percentage of the total US Tranche LC Exposure at such time.

“US Tranche Lender” means a Lender with a US Tranche Commitment or holding US Tranche Revolving Loans.

“US Tranche Letter of Credit” means any letter of credit issued under the US Tranche Commitments pursuant to this Agreement.

“US Tranche Percentage” means the percentage equal to a fraction the numerator of which is such Lender’s US Tranche Commitment and the denominator of which is the aggregate US Tranche Commitments of all US Tranche Lenders (if the US Tranche Commitments have terminated or expired, the US Tranche Percentages shall be determined based upon the US Tranche Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.22 when a Defaulting Lender shall exist, any such Defaulting Lender’s US Tranche Commitment shall be disregarded in the calculation.

“US Tranche Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans.

“US Tranche Revolving Credit Exposure” means, with respect to any US Tranche Lender at any time, and without duplication, the sum of the outstanding principal amount of such US Tranche Lender’s US Tranche Revolving Loans and its US Tranche LC Exposure.

“US Tranche Revolving Loan” means a Loan made by a US Tranche Lender pursuant to Section 2.01(a). Each US Tranche Revolving Loan shall be a Term Benchmark Revolving Loan denominated in Dollars or an ABR Revolving Loan denominated in Dollars.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Voting Participant” has the meaning assigned to such term in Section 9.04(c).

“Wholly-owned Subsidiary” means any subsidiary of any Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other wholly owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Global Tranche Revolving Loan”) or by Type (e.g., a “Global Tranche Term Benchmark Loan”) or by Class and Type (e.g., a “Global Tranche Term Benchmark Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Global Tranche Revolving Borrowing”) or by Type (e.g., a “Global Tranche Term Benchmark Borrowing”) or by Class and Type (e.g., a “Global Tranche Term Benchmark Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, (f) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Company’s (and its Subsidiaries’, as applicable) compliance with such provision shall be determined on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)    All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or (b), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of (but without giving effect to any synergies or cost savings, unless otherwise expressly permitted herein) and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness).

SECTION 1.05. Status of Obligations. In the event that the Company or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Company shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.06. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or a Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event or a Term CORRA Reelection Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.07. Amendment and Restatement of Existing Credit Agreement. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All “Loans” made and “Obligations” incurred under the Existing Credit Agreement which are outstanding on the Effective Date (other than any “Term Loans” under (and as defined in) the Existing

Credit Agreement to the extent repaid on the Effective Date) shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. The security interests in and liens on the Collateral created or continued by the Security Documents, whether executed pursuant to the Existing Credit Agreement or the Guarantee and Collateral Agreement, are intended to and shall secure or continue to secure the Obligations under this Agreement and such security interests and liens shall remain outstanding and subject to the terms of this Agreement and the Guarantee and Collateral Agreement. Without limiting the foregoing, upon the occurrence of the Effective Date: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (b) the Existing Letters of Credit which remain outstanding on the Effective Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement, (c) all obligations constituting “Obligations” with any Lender or any Affiliate of any Lender which are outstanding on the Effective Date shall continue as Obligations under this Agreement and the other Loan Documents, (d) the Administrative Agent shall make such reallocations, sales, assignments, designations or other relevant actions in respect of each Lender’s credit exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Credit Exposure and outstanding Loans hereunder reflects such Lender’s Applicable Percentage of the outstanding aggregate Credit Exposures on the Effective Date, (e) the Existing Loans, if any, of each Departing Lender shall be repaid in full (accompanied by any accrued and unpaid interest and fees thereon), each Departing Lender’s “Revolving Credit Commitment” under the Existing Credit Agreement shall be terminated and each Departing Lender shall not be a Lender hereunder (provided, however, that each Departing Lender shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03) and (f) the Borrowers hereby agree to compensate each Lender and each Departing Lender for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Term Benchmark Loans (including the “Eurocurrency Loans” under the Existing Credit Agreement) and such reallocation (and any repayment or prepayment of a Departing Lender’s Loan) described above, in each case on the terms and in the manner set forth in Section 2.16 hereof.

SECTION 1.08. [Reserved].

SECTION 1.09. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 1.10. Exchange Rates; Currency Equivalents.

(a)    The Administrative Agent or the Issuing Banks, as applicable, shall determine the Dollar Amount of Term Benchmark Borrowings, RFR Borrowings or Letters of Credit denominated in Foreign Currencies. Such Dollar Amount shall become effective as of such Computation Date and shall be the Dollar Amount of such amounts until the next Computation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Amount as so determined by the Administrative Agent or the Issuing Banks, as applicable.

(b)    Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in a Foreign Currency, such amount shall be the Dollar Amount of such amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Banks, as the case may be.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Prior to the Effective Date, certain revolving loans were made to one or more of the Borrowers under the Existing Credit Agreement (including all “Revolving Credit Loans” under (and as defined in) the Existing Credit Agreement) which remain outstanding as of the date of this Agreement (such outstanding loans being hereinafter referred to as the “Existing Revolving Loans”). Subject to the terms and conditions set forth in this Agreement, the Borrowers and each of the Lenders agree that on the Effective Date but subject to the reallocation and other transactions described in Section 1.07, the Existing Revolving Loans shall be reevidenced as Revolving Loans under this Agreement and the terms of the Existing Revolving Loans shall be restated in their entirety and shall be evidenced by this Agreement. Subject to the terms and conditions set forth herein, (a) each US Tranche Lender (severally and not jointly) agrees to make US Tranche Revolving Loans to the US Borrowers in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (after giving effect to any application of proceeds of such Borrowing to any Swingline Loans outstanding pursuant to Section 2.10(a)) (i) such Lender’s US Tranche Revolving Credit Exposure exceeding such Lender’s US Tranche Commitment or (ii) the sum of the total US Tranche Revolving Credit Exposures exceeding the aggregate US Tranche Commitments, (b) each Global Tranche Lender (severally and not jointly) agrees to make Global Tranche Revolving Loans to the Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (after giving effect to any application of proceeds of such Borrowing to any Swingline Loans outstanding pursuant to Section 2.10(a)) (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of such Lender’s Global Tranche Revolving Credit Exposure exceeding such Lender’s Global Tranche Commitment, (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Global Tranche Revolving Credit Exposures exceeding the aggregate Global Tranche Commitments, (iii) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total outstanding Global Tranche Revolving Loans and Global Tranche LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit or (iv) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total outstanding Global Tranche Revolving Loans made and outstanding to the Foreign Subsidiary Borrowers, exceeding the Foreign Borrower Sublimit and (c) each Tranche A Term Lender with a Tranche A Term Loan Commitment (severally and not jointly) agrees to make a Tranche A Term Loan to the Company in Dollars on the Effective Date, in an amount equal to such Lender’s Tranche A Term Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05. The Term Loans shall amortize as set forth in Section 2.10.

(b)    Subject to Section 2.14, each US Tranche Revolving Borrowing, each Global Tranche Revolving Borrowing and each Term Loan Borrowing shall be comprised (i) in the case of

Borrowings in Dollars, entirely of ABR Loans or Term Benchmark Loans and (ii) in the case of Borrowings in any other Agreed Currency, entirely of Term Benchmark Loans or RFR Loans, as applicable, in each case of the same Agreed Currency, as the relevant Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency). At the time that each ABR Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate US Tranche Commitments or the aggregate Global Tranche Commitments, as applicable, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 (or, if such Swing Line Loan is denominated in a Foreign Currency, 100,000 units of such currency) and not less than $100,000 (or, if such Swingline Loan is denominated in a Foreign Currency, 100,000 units of such currency). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twenty-five (25) Term Benchmark or RFR Borrowings outstanding.

(d)    Notwithstanding any other provision of this Agreement, (i) no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto and (ii) subject to the requirements of Section 2.01, each requested Revolving Borrowing denominated in Dollars shall be made pro rata among the Revolving Lenders (and between the US Tranche Commitments and the Global Tranche Commitments) according to the sum of the aggregate amount of their respective US Tranche Commitments and Global Tranche Commitments; provided that if, on such date of such Borrowing (after giving effect to any prepayments of Revolving Loans and/or the expiration of any Letters of Credit to occur as of such date) any Revolving Loans and/or Letters of Credit denominated in Foreign Currencies will be outstanding under the Global Tranche Commitments, such requested Borrowing denominated in Dollars shall be made pro rata (or as nearly pro rata as practical) among the Revolving Lenders (and under the US Tranche Commitments and the Global Tranche Commitments) according to the sum of the aggregate unused amount of their respective US Tranche Commitments and Global Tranche Commitments.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request by irrevocable written notice (via a written Borrowing Request signed by the applicable Borrower, or the Company on behalf of the applicable Borrower) (a)(x) in the case of a Term Benchmark Borrowing denominated in Dollars or Canadian Dollars, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (y) in the case of a Term Benchmark Borrowing denominated in euro, not later than 1:00 p.m., New York City time, four (4) Business Days before the date of the proposed Borrowing, (b) in the case of an RFR Borrowing denominated in Pounds Sterling, not later than 12:00 noon, New York City time, five (5) RFR Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)    the name of the applicable Borrower;

(ii)    the Agreed Currency and the aggregate principal amount of the requested Borrowing;

(iii)    the date of such Borrowing, which shall be a Business Day;

(iv)    whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing and, subject to the requirements of Section 2.02(d)(ii), whether such Borrowing is to be a US Tranche Revolving Borrowing, a Global Tranche Revolving Borrowing or a Tranche A Term Loan Borrowing or an Incremental Term Borrowing of a particular Series;

(v)    in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)    the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then, (i) in the case of a Revolving Borrowing denominated in Dollars, the requested Revolving Borrowing shall be an ABR Borrowing made on a pro rata basis under the US Tranche Commitments and the Global Tranche Commitments as contemplated by Section 2.02(d)(ii) and (ii) in the case of a Tranche A Term Loan Borrowing, the requested Tranche A Term Loan Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding the foregoing, in no event shall the Borrowers be permitted to request pursuant to this Section 2.03 a CBR Loan or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to (x) the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR or (y) Term CORRA, an RFR Loan bearing interest based on Daily Simple CORRA (it being understood and agreed that a Central Bank Rate, the Canadian Prime Rate, Daily Simple SOFR and Daily Simple CORRA shall only apply to the extent provided in Sections 2.08(e) (solely with respect to the Central Bank Rate and the Canadian Prime Rate), 2.14(a) and 2.14(f), as applicable).

SECTION 2.04. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a)    each Global Tranche Term Benchmark Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Global Tranche Term Benchmark Borrowing,

(b)    each Global Tranche RFR Borrowing as of the date that is on the numerically corresponding day in each calendar month that is one month after such Borrowing (or, if there is no such numerically corresponding day in such month, then the last day of such month),

(c)    each euro Swingline Loan and each Canadian Swingline Loan, in each case on the date of the making of such Swingline Loan,

(d)    the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and

(e)    all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.
Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may in its sole discretion make Swingline Loans (x) in Dollars, euro or Canadian Dollars to any Borrower from time to time during the Availability Period, in an aggregate principal Dollar Amount at any time outstanding that will not result in (i) subject to Sections 2.04 and 2.11(b), the aggregate principal Dollar Amount of outstanding Swingline Loans exceeding $100,000,000, (ii) the Swingline Lender’s Revolving Credit Exposure exceeding its Global Tranche Commitment, (iii) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total Global Tranche Revolving Credit Exposures exceeding the aggregate Global Tranche Commitments or (iv) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total outstanding Global Tranche Revolving Loans made and outstanding to the Foreign Subsidiary Borrowers exceeding the Foreign Borrower Sublimit; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, any Borrower may borrow, prepay and reborrow Swingline Loans.

(b)    To request a Swingline Loan, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request (i) by irrevocable written notice (via a written Borrowing Request in a form approved by the Swingline Lender and signed by the applicable Borrower, or the Company on behalf of the applicable Borrower), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan in Dollars, (ii) by irrevocable written notice (via a written Borrowing Request in a form approved by the Swingline Lender and signed by the applicable Borrower, or the Company on behalf of the applicable Borrower), not later than 1:00 p.m., Local Time, on the day of a proposed euro Swingline Loan and (iii) by irrevocable written notice (via a written Borrowing Request in a form approved by the Swingline Lender and signed by the applicable Borrower, or the Company on behalf of the applicable Borrower), not later than 12:00 noon, Local Time, on the day of a proposed Canadian Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the applicable Borrower requesting such Swingline Loan, the currency, Interest Period (in the case of a euro Swingline Loan), Type and amount of the requested Swingline Loan and the account of the applicable Borrower to which the proceeds of such Swingline Loan are to be credited. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company or any other Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to an account of such Borrower with the Administrative Agent designated for such purpose or to such other account of such Borrower as directed in writing by such Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the relevant Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Global Tranche Lenders to acquire participations on such date in all or a portion of the Swingline Loans outstanding in the applicable Agreed Currency of such Swingline Loans. Such notice shall specify the aggregate amount and the applicable Agreed Currency of Swingline Loans in which Global Tranche Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Global Tranche Lender, specifying in such notice such Global Tranche Lender’s Global Tranche Percentage of such Swingline Loan or Loans and the applicable Agreed Currency of such Swingline Loan or Loans. Each Global Tranche Lender hereby absolutely and unconditionally agrees, as soon as practicable upon receipt of notice as provided above (but in any event (i) on the Business Day of receipt of such notice in respect of Dollar Swingline Loans, (ii) within three (3) Business Days of receipt of such notice in respect of euro Swingline Loans and (iii) within three (3) Business Days of receipt of such notice in respect of Canadian Swingline Loans), to pay to the Administrative Agent, for the account of the Swingline Lender, such Global Tranche Lender’s Global Tranche Percentage of such Swingline Loan or Loans. Each Global Tranche Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Global Tranche Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Global Tranche Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Global Tranche Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Global Tranche Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Borrower (or other party on behalf of any Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Global Tranche Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the relevant Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment of any Swingline Loan made to such Borrower.

(d)    The Swingline Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Company shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (ii) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(e)    Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as a Swingline Lender at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Company and the Global Tranche Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.05(d) above.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company or any Subsidiary Borrower may request the issuance of Global Tranche Letters of Credit denominated in Agreed Currencies and US Tranche Letters of Credit denominated in Dollars, in each case as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. The letters of credit identified on Schedule 2.06 (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of the relevant Issuing Bank applicable to letters of credit generally.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company or the applicable Subsidiary Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three (3) Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, whether such Letter of Credit is a Global Tranche Letter of Credit or a US Tranche Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Company shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the relevant Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the LC Exposure shall not exceed $100,000,000, (ii) subject to Sections 2.04 and 2.11(b), the sum of (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made such Issuing Bank that have not yet been reimbursed by or on behalf of the Company at such time shall not exceed such Issuing Bank’s Letter of Credit Commitment, (iii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Global Tranche Revolving Credit Exposures shall not exceed the aggregate Global Tranche Commitments, (iv) subject to Sections 2.04 and 2.11(b), the sum of the total US Tranche Revolving Credit Exposures shall not exceed the aggregate US Tranche Commitments, (v) subject to Sections 2.04 and 2.11(b), the Dollar Amount of each Lender’s Global Tranche Revolving Credit Exposure shall not exceed such Lender’s Global Tranche Commitment, (vi) subject to Sections 2.04 and 2.11(b), the Dollar Amount of each Lender’s U.S. Tranche Revolving Credit Exposure shall not exceed such Lender’s U.S. Tranche Commitment and (vii) subject to Section 2.04 and 2.11(b), the Dollar Amount of the total outstanding Global Tranche Revolving Loans and Global Tranche LC Exposure, in each case denominated in Foreign Currencies, shall not exceed the Foreign Currency Sublimit. The Company may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Company shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in the immediately preceding clauses (i) through (vii) shall not be satisfied.

(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the relevant Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Maturity Date; provided that any Letter of Credit with a one-year tenor may contain customary automatic renewal provisions agreed upon by the Company and the relevant Issuing Bank that provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referenced in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal.

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the relevant Issuing Bank or any Revolving Lender in respect of the Tranche under which such Letter of Credit is issued (each such Revolving Lender, an “Applicable Lender”), the relevant Issuing Bank hereby grants to each Applicable Lender, and each Applicable Lender hereby acquires from the relevant Issuing Bank, a participation in such Letter of Credit equal to such Applicable Lender’s Applicable Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Applicable Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Applicable Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Reimbursement. If the relevant Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement (or if such Issuing Bank shall so elect in its sole discretion by notice to the Company, in such other Agreed Currency which was paid by such Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, Local Time, on the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than the Dollar Amount of $1,000,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with (i) to the extent such LC Disbursement was made in Dollars, an ABR Revolving Borrowing, Term Benchmark Revolving Borrowing or Dollar Swingline Loan in an amount equal to such LC Disbursement or (ii) to the extent that such LC Disbursement was made in a Foreign Currency, a Term Benchmark Revolving Borrowing or an RFR Revolving Borrowing in such Foreign Currency in an amount equal to such LC Disbursement and, in each case, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Term Benchmark Revolving Borrowing, RFR Revolving Borrowing or Dollar Swingline Loan, as applicable. If the Company fails to make such payment when due, the Administrative Agent shall notify each Applicable Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Applicable Lender shall pay to the Administrative Agent its Applicable

Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Applicable Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Applicable Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Applicable Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by an Applicable Lender pursuant to this paragraph to reimburse the relevant Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Dollar Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement. If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Global Tranche Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Company shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or the relevant Global Tranche Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Dollar Amount thereof calculated on the date such LC Disbursement is made.

(f)    Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the relevant Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder or (v) any adverse change in the relevant exchange rates or in the availability of the relevant Foreign Currency to the Company or any Subsidiary or in the relevant currency markets generally. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)    Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Applicable Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made and notice thereof is provided to the Borrower in accordance with paragraph (e) of this Section, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Rate for such Agreed Currency plus the then effective Applicable Spread with respect to Term Benchmark Revolving Loans) and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Applicable Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Applicable Lender to the extent of such payment.

(i)    Replacement of Issuing Bank. (A) Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(B)    Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Revolving Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i)(A) above.

(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Company is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (f) of Article VII. For the purposes of this paragraph, the Dollar Amount of the Foreign Currency LC Exposure shall be calculated on the date notice demanding cash collateralization is delivered to the Company. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Company hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived.

(k)    LC Exposure Determination. Unless otherwise specified herein, the amount of any Letter of Credit at any time shall be deemed to be the Dollar Amount of the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit at any time shall be deemed to be the Dollar Amount of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

(l)    Issuing Bank Agreements. Each Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, such Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), (ii) on any Business Day on which the Company fails to reimburse any amount required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such payment in respect of Letters of Credit and (iii) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

(m)    Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the relevant Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Company (i) shall reimburse, indemnify and compensate the relevant Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Company and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Company hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Foreign Currency Payment Office for such currency and at such Foreign Currency Payment Office for such currency; provided that (1) Tranche A Term Loans shall be made as provided in Section 2.01(c) and (2) Swingline Loans shall be made as provided in Section 2.05. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to (x) an account of such Borrower maintained with the Administrative Agent and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of such Borrower in the relevant jurisdiction and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of an ABR Borrowing, prior to 2:00 p.m., New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans, or in the case of Foreign Currencies, in accordance with such market practice, in each case, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type, Agreed Currency and Class specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)    To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election (by irrevocable written notice via an Interest Election Request signed by such Borrower, or the Company on its behalf) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c)    Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the name of the applicable Borrower;

(ii)    the Agreed Currency and principal amount of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iv) and (v) below shall be specified for each resulting Borrowing);

(iii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iv)    whether the resulting Borrowing is to be an ABR Borrowing (in the case of Borrowings denominated in Dollars), a Term Benchmark Borrowing or an RFR Borrowing and, in the case of a Borrowing consisting of Revolving Loans, whether (subject to the requirements of Section 2.02(d)(ii)) such Borrowing is to be a US Tranche Revolving Borrowing or Global Tranche Revolving Borrowing; and

(v)    if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Notwithstanding the foregoing, in no event shall the Borrowers be permitted to request pursuant to this Section 2.08(c) a CBR Loan or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to (x) the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR or (y) Term CORRA, an RFR Loan bearing interest based on Daily Simple CORRA (it being understood and agreed that a Central Bank Rate, the Canadian Prime Rate, Daily Simple SOFR and Daily Simple CORRA shall only apply to the extent provided in Sections 2.08(e) (solely with respect to the Central Bank Rate, the Canadian Prime Rate and the Japanese Prime Rate), 2.14(a) and 2.14(f), as applicable).

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing denominated in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is one (1) month. If the relevant Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing denominated in a Foreign Currency prior to the end of the Interest Period therefor, then, unless such Term Benchmark Borrowing is repaid as provided herein, such Borrower shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original Agreed Currency with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, (x) each Term Benchmark Borrowing and each RFR Borrowing, in each case, denominated in Dollars shall be converted to an ABR Borrowing (in the case of a Term Benchmark Borrowing) at the end of the Interest Period applicable thereto or (in the case of an RFR Borrowing) on the next Interest Payment Date in respect thereof, (y) each Term Benchmark Borrowing denominated in Canadian Dollars shall be converted to a Loan that bears interest at the Canadian Prime Rate plus the Applicable Spread applicable to ABR Loans at the end of the Interest Period applicable thereto and (z) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in a Foreign Currency other than Canadian Dollars shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans or RFR Loans denominated in any Foreign Currency other than Canadian Dollars shall either be (A) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) at the end of the Interest Period, as applicable, therefor or (B) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the relevant Borrower by the earlier of (x) the date that is three (3) Business Days after receipt by the Company of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, such Borrower shall be deemed to have elected clause (A) above.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Tranche A Term Loan Commitments shall terminate at 3:00 p.m. (New York City time) on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b)    The Company may at any time terminate, or from time to time reduce, the Revolving Commitments of any Class; provided that (i) each reduction of the Revolving Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000, (ii) the Company shall not terminate or reduce the US Tranche Commitments if, after giving effect to any concurrent prepayment of the US Tranche Revolving Loans in accordance with Section 2.11, the Dollar Amount of the sum of the total US Tranche Revolving Credit Exposures would exceed the aggregate US Tranche Commitments and (iii) the Company shall not terminate or reduce the Global Tranche Commitments if, after giving effect to any concurrent prepayment of the Global Tranche Revolving Loans in accordance with Section 2.11, the Dollar Amount of the sum of the total Global Tranche Revolving Credit Exposures would exceed the aggregate Global Tranche Commitments.

(c)    The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments of any Class delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the

Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Revolving Maturity Date in the currency of such Loan and (ii) in the case of each Borrower, to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made to such Borrower that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Global Tranche Revolving Borrowing is made, each Borrower shall repay all Swingline Loans made to such Borrower then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding. The Company shall repay Tranche A Term Loans on the last day of each calendar quarter (commencing with the calendar quarter ending June 30, 2022) in an amount equal to $12,500,000 (as adjusted from time to time pursuant to Section 2.11(a)). To the extent not previously repaid, all unpaid Tranche A Term Loans shall be paid in full in Dollars by the Company on the Tranche A Term Loan Maturity Date.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.

(e)    Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note (each, a “Note”). In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form.

(f)    The Company shall repay Incremental Term Loans of any Series in such amounts and on such date or dates as shall be specified therefor in the Incremental Facility Agreement establishing the Incremental Term Loan Commitments of such Series.

SECTION 2.11. Prepayment of Loans.

(a)    Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to break funding payments required by Section 2.16) subject to prior notice in accordance with the provisions of this Section 2.11(a). The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice (promptly followed by telephonic confirmation of such request) of any prepayment hereunder in the case of prepayment of (A) a Term Benchmark Borrowing denominated in Dollars or Canadian Dollars, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of prepayment, (B) a Term Benchmark Borrowing denominated in euro, no later than 1:30 p.m., New York City time, four (4) Business Days before the date of prepayment, (C) an RFR Borrowing denominated in Pounds Sterling, not later than 12:00 noon, New York City time, five (5) RFR Business Days before the date of prepayment, (D) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of prepayment or (E) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing, and each voluntary prepayment of a Tranche A Term Loan Borrowing shall be applied ratably to the Tranche A Term Loans included in the prepaid Tranche A Term Loan Borrowing in such order of application as directed by the Company. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(b)    If at any time, (i) other than as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the aggregate Revolving Commitments, (B) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures of any Class (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the aggregate Revolving Commitments of such Class, (C) the sum of the aggregate principal Dollar Amount of all of the outstanding Global Tranche Revolving Credit Exposures denominated in Foreign Currencies (the “Foreign Currency Exposure”) (calculated as of the most recent Computation Date with respect to each such Credit Event) exceeds the Foreign Currency Sublimit or (D) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) in respect of the Foreign Subsidiary Borrowers (the “Foreign Borrower Exposure”) exceeds the Foreign Borrower Sublimit or (ii) solely as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (so calculated) exceeds 105% of the aggregate Revolving Commitments, (B) the sum of the aggregate principal Dollar Amount of all of the Global Tranche Revolving Credit Exposures (so calculated) exceeds 105% of the aggregate Global Tranche Commitments, (C) the Foreign Currency Exposure, as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Foreign Currency Sublimit or (D) the Foreign Borrower Exposure, as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Foreign Borrower Sublimit, the Borrowers shall in each case immediately repay Revolving Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause (w) the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) to be less than or equal to the aggregate Revolving Commitments, (x) the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) of each Class to be less than or equal to the aggregate Revolving Commitments of such Class, (y) the Foreign Currency Exposure to be less than or equal to the Foreign Currency Sublimit and (z) the Foreign Borrower Exposure to be less than or equal to the Foreign Borrower Sublimit, as applicable.

SECTION 2.12. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee, which shall accrue at the Applicable Facility Fee Rate on the daily amount of the Revolving Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the third (3rd) Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Revolving Commitments terminate).

(b)    The Company agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Spread used to determine the interest rate applicable to Term Benchmark Revolving Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the relevant Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after written demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency.

(c)    The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d)    All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable absent manifest error in the calculation thereof.

SECTION 2.13. Interest. (a) (i) The Loans comprising each ABR Borrowing (other than a Dollar Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Spread for ABR Borrowings. (ii) each Dollar Swingline Loan shall bear interest at the Dollar Swingline Rate, (iii) Each euro Swingline Loan shall bear interest at the euro Swingline Rate and (iv) Each Canadian Swingline Loan shall bear interest at the Canadian Swingline Rate.

(b)    The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate, the Adjusted EURIBO Rate or the ~~CDOR~~ Adjusted Term CORRA Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Spread.

(c)    Each RFR Loan shall bear interest at a rate per annum equal to the applicable Adjusted Daily Simple RFR plus the Applicable Spread.

(d)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Daily Simple RFR with respect to Pounds Sterling, ~~the CDOR Rate~~ Term CORRA, Daily Simple CORRA (if applicable), or the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted EURIBO Rate, EURIBO Rate, ~~CDOR~~ Adjusted Term CORRA Rate, Term CORRA, Adjusted Daily Simple RFR or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive and binding absent manifest error.

(g)    For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith by a Canadian Borrower is to be calculated on the basis of a 360-, 365- or 366-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(h)    Each Canadian Borrower acknowledges and confirms that:

(i)    clause (g) above satisfies the requirements of Section 4 of the Interest Act (Canada) to the extent it applies to the expression or statement of any interest payable under any Loan Document; and

(ii)    such Canadian Borrower is able to calculate the yearly rate or percentage of interest payable under any Loan Document based upon the methodology set out in clause (g) above.

(i)    Each Canadian Borrower agrees not to, and to cause each Loan Party not to, plead or assert, whether by way of defence or otherwise, in any proceeding relating to the Loan Documents, that the interest payable thereunder and the calculation thereof has not been adequately disclosed to any Loan Party, whether pursuant to Section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

(j)    Notwithstanding anything to the contrary contained in this Agreement, if the amount of interest payable under any Loan Document is reduced by virtue of the application of Section 4 of the Interest Act (Canada), then each Canadian Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, if an Event of Default described in clause (f) of Article VII shall have occurred and be continuing, automatically and without further action by the Administrative Agent), an amount equal to the amount of such reduction.

(k)    If any provision of this Agreement would oblige a Canadian Borrower to make any payment of interest or other amount payable to any Secured Party in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Secured Party of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Secured Party of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)    first, by reducing the amount or rate of interest; and

(ii)    thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

SECTION 2.14. Alternate Rate of Interest.

(a)    Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i)    the Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBO Rate, the EURIBO Rate, ~~or~~ the ~~CDOR~~ Adjusted Term CORRA Rate or Term CORRA (including because the Relevant Screen Rate is not available or published on a current basis) for the applicable currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR, Daily Simple RFR or RFR for the applicable Agreed Currency; or

(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the

Adjusted Term SOFR Rate, the Adjusted EURIBO Rate or the ~~CDOR~~ Adjusted Term CORRA Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above~~,~~ and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing and (B) for Loans denominated in ~~Canadian Dollars~~ a Foreign Currency, any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark ~~Revolving Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for a Loan that bears interest at the Canadian Prime Rate plus the Applicable Spread applicable to ABR Loans and (C) for Loans denominated in a Foreign Currency other than Canadian Dollars, any Interest Election Request that requests the conversion of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark~~ Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the applicable Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan ~~(or the next succeeding Business Day if such day is not a Business Day)~~, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above, on such day, ~~(B) for Term Benchmark Loans denominated in Canadian Dollars, on the last day of the Interest Period applicable to such Term Benchmark Loan (or the next succeeding Business Day if such day is not a Business Day) such Term Benchmark Loan shall~~ and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute~~, a~~ an ABR Loan ~~that bears interest at the Canadian Prime Rate plus the Applicable Spread applicable to ABR Loans~~ and (~~C~~B) for Loans denominated in a~~n~~ Foreign Currency ~~other than Canadian Dollars~~, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan ~~(or the next succeeding Business Day if such day is not a Business Day)~~ bear interest at the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in such Foreign Currency shall, at the applicable Borrower’s election prior to such day: (A) be prepaid by ~~the~~ such Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in such Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Foreign Currency, at the applicable Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) immediately or (B) be prepaid in full immediately.

(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars and/or Canadian Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)    (i) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. (ii) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Canadian Dollars, if a Term CORRA Reelection Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c)(ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Company a Term CORRA Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term CORRA Notice after the occurrence of a Term CORRA Reelection Event and may do so in its sole discretion.

(d)    The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, the EURIBO Rate or ~~the CDOR Rate~~ Term CORRA) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)    Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the applicable Borrower may revoke any request for (i) a Term Benchmark Borrowing ~~or RFR Borrowing of~~, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversation to RFR Loans, during any Benchmark Unavailability Period and, failing that, either (x) the applicable Borrower will be deemed to have converted any request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, denominated in Dollars into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any request relating to a Term Benchmark Borrowing or RFR Borrowing denominated in a Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan ~~(or the next succeeding Business Day if such day is not a Business Day)~~, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition

Event, on such day~~, (B) for Loans denominated in Canadian Dollars, on the last day of the Interest Period applicable to such Term Benchmark Loan (or the next succeeding Business Day if such day is not a Business Day) such Term Benchmark Loan shall~~ and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute~~, a~~ an ABR Loan ~~that bears interest at the Canadian Prime Rate plus the Applicable Spread applicable to ABR Loans~~ and (~~C~~B) for Loans denominated in a Foreign Currency ~~other than Canadian Dollars~~, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan ~~(or the next succeeding Business Day if such day is not a Business Day)~~ bear interest at the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall, at the applicable Borrower’s election prior to such day: (~~A~~a) be prepaid by such Borrower on such day or (~~B~~b) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Foreign Currency, at the applicable Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) immediately or (B) be prepaid in full immediately.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR Rate, ~~or~~ the Adjusted EURIBO Rate or the Adjusted Term CORRA Rate, as applicable) or any Issuing Bank;

(ii)    impose on any Lender or any Issuing Bank or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise, then the applicable Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)    A certificate of a Lender or an Issuing Bank setting forth, in reasonable detail, the basis and calculation of the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay, or cause the other Borrowers to pay, such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments.

(a)    With respect to Term Benchmark Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith), (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19 or 9.02(e) or (v) the failure by any Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(b)    With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Company pursuant to Section 2.19 or 9.02(e) or (iv) the failure by any Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Borrowers. The relevant Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the relevant Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person:

(A)    any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    [Intentionally Omitted].

(i)    [Intentionally Omitted].

(j)    [Intentionally Omitted].

(k)    GST/HST.

(i)    All amounts set out or expressed in a Loan Document to be payable by any Loan Party to a Recipient which (in whole or in part) constitute the consideration for any supply or supplies for GST/HST purposes shall be deemed to be exclusive of any GST/HST which is chargeable on such supply or supplies. The Loan Party shall be responsible for paying such GST/HST. If the Recipient is required to account to the relevant tax authority for the GST/HST, that Loan Party shall pay to such Recipient, as applicable (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such GST/HST, against proper invoice from the Recipient, separately indicating the amount of the GST/HST and the Recipient’s GST/HST registration number.

(ii)    Where a Loan Document requires any Loan Party to reimburse or indemnify a Recipient for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense net of any GST/HST that the Recipient reasonably determines that is recoverable to the Recipient as an input tax credit or refund from the relevant tax authority.

(l)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(m)    Certain FATCA Matters. For purposes of determining withholding Taxes imposed under FATCA, the Loan Parties and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement and the Loans as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(n)    Defined Terms. For purposes of this Section 2.17, the term “Lender” includes each Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a)    (i) Except with respect to principal of and interest on Loans denominated in a Foreign Currency, each Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) in Dollars prior to 12:00 noon, New York City time, on the date when due or the date fixed for any prepayment hereunder and (ii) all payments with respect to principal and interest on Loans denominated in a Foreign Currency shall be made in such Foreign Currency in the city of the Administrative Agent’s Foreign Currency Payment Office for such currency, in each case not later than the Applicable Time specified by the Administrative Agent on the dates specified herein, in each case in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 500 Stanton Christiana Road, NCC5, Floor 01, Newark, Delaware 19713-2107 or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Foreign Currency Payment Office for such currency, except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b)    Any proceeds of Collateral received by the Administrative Agent pursuant to the terms of any Guarantee and Collateral Agreement shall be applied as provided in such Guarantee and Collateral Agreement. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Company, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Term Benchmark Loan or an RFR Loan, as applicable, of a Class, except (a) on the expiration date of the Interest Period applicable to any such Term Benchmark Loan or on the Interest Payment Date applicable to any such RFR Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(c)    [Intentionally Omitted].

(d)    If, except as expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply) or (C) transactions described in or otherwise in connection with an Incremental Facility Amendment. Each Borrower consents to the foregoing and agrees that, to the extent permitted by applicable law, any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)    Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the relevant Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the relevant Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the relevant Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

(f)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Banks to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a)    If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If (i) any Lender requests compensation under Section 2.15, (ii) any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental

Authority for the account of any Lender pursuant to Section 2.17 (other than amounts in respect of Other Taxes or GST/HST) or (iii) any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Banks and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20. Incremental Facilities.

(a)    The Company may on one or more occasions, by written notice to the Administrative Agent, request (i) during the Availability Period, the establishment of Incremental Revolving Commitments in respect of the Global Tranche Commitments and/or the US Tranche Commitments and/or (ii) the establishment of Incremental Term Loan Commitments. Each such notice shall specify (A) the date on which the Company proposes that the Incremental Revolving Commitments or the Incremental Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than ten (10) Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent, and (B) the amount of the Incremental Revolving Commitments or Incremental Term Loan Commitments, as applicable, being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment or Incremental Term Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment or Incremental Term Loan Commitment and (y) any Person that the Company proposes to become an Incremental Lender, if such Person is not then a Lender, must be reasonably acceptable to the Administrative Agent and, in the case of any proposed Incremental Revolving Lender, the Issuing Banks and the Swingline Lender). Notwithstanding anything herein to the contrary, the aggregate Dollar Amount (calculated based on the Dollar Amount of such Indebtedness on the date such Indebtedness was incurred, in the case of Incremental Term Loan Commitments, or first committed, in the case of Incremental Revolving Commitments) of all Incremental Revolving Commitments and Incremental Term Loan Commitments established pursuant to this Section 2.20, together with the aggregate Dollar Amount (calculated based on the Dollar Amount of such Indebtedness on the date such Indebtedness is incurred) of all Incremental Equivalent Notes previously (or substantially simultaneously) incurred pursuant to Section 6.05(n), shall not exceed the sum of (A) $500,000,000 plus

(B) the amount of any voluntary prepayments of the Term Loans and voluntary permanent reductions of the Revolving Commitments effected after the Effective Date (it being understood that any prepayment of Term Loans with the proceeds of substantially concurrent borrowings of new Loans hereunder or any reduction of Revolving Commitments in connection with a substantially concurrent issuance of new revolving commitments hereunder shall not increase the calculation of the amount under this clause (B)) plus (C) unlimited additional Incremental Revolving Commitments, Incremental Term Loan Commitments and Incremental Equivalent Notes so long as, after giving pro forma effect thereto (assuming that any such Incremental Revolving Commitments are drawn in full, but excluding the cash proceeds of any such Incremental Term Loans, Incremental Revolving Commitments and Incremental Equivalent Notes for purposes of netting cash and Cash Equivalents in the calculation of the Leverage Ratio), the Leverage Ratio shall not exceed 3.50 to 1.00 (other than to the extent such Incremental Revolving Commitments, Incremental Term Loan Commitments and/or Incremental Equivalent Notes are incurred pursuant to this clause (C) concurrently with the incurrence of Incremental Revolving Commitments, Incremental Term Loan Commitments and/or Incremental Equivalent Notes in reliance on clause (A) of this sentence, in which case the Leverage Ratio shall be permitted to exceed 3.50 to 1.00 to the extent of such Incremental Revolving Commitments, Incremental Term Loan Commitments and/or Incremental Equivalent Notes incurred in reliance on such clause (A)); provided that, for the avoidance of doubt, Incremental Revolving Commitments, Incremental Term Loan Commitments and Incremental Equivalent Notes may be incurred pursuant to this clause (C) prior to utilization of the amount set forth in clause (A) of this sentence. Notwithstanding anything to the contrary in this Section 2.20(a), it is understood and agreed that the amount of Incremental Revolving Commitments, Incremental Term Loan Commitments and secured Incremental Equivalent Notes permitted to be incurred during the Leverage Adjustment Period shall not exceed $25,000,000 in the aggregate.

(b)    The terms and conditions of any Incremental Revolving Commitment and Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and Loans and other extensions of credit made thereunder (including the Tranche under which such Incremental Revolving Commitment is being effected), and shall be treated as a single Class with such Revolving Commitments and Loans under such Tranche. The terms and conditions of any Incremental Term Loan Commitments and the Incremental Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Facility Agreement, identical to those of the Tranche A Term Loan Commitments and the Tranche A Term Loans; provided that (i) the interest rate margins with respect to any Incremental Term Loans shall be as agreed by the Company and the lenders in respect thereof, (ii) any Incremental Term Loan shall have terms, in the Company’s reasonable judgment, customary for a term loan of such type under then-existing market convention, (iii) subject to clause (ii) above, the amortization schedule with respect to any Incremental Term Loans shall be as agreed by the Company and the lenders in respect thereof, provided that the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the Tranche A Terms Loans and Incremental Term Loans with the longest remaining weighted average life to maturity, (iv) no Incremental Term Maturity Date with respect to Incremental Term Loans shall be earlier than the Tranche A Term Loan Maturity Date, (v) except as set forth above (or otherwise customary for Incremental Term Loans of such type), the Incremental Term Loans shall be treated no more favorably than the Tranche A Term Loans (in each case, including with respect to mandatory and voluntary prepayments); provided that the foregoing shall not apply to covenants or other provisions applicable only to periods after the Latest Maturity Date in effect immediately prior to the establishment of such Incremental Term Loans; provided further that any Incremental Term Loans may add additional covenants or events of default not otherwise applicable to the Tranche A Term Loans or covenants more restrictive than the covenants applicable to the Tranche A Term Loans in each case prior to the Latest Maturity Date in effect immediately prior to the establishment of such Incremental Facility so long as all Lenders receive the benefits of such additional covenants, events of default or more restrictive covenants (unless such additional covenants, events of default or more restrictive covenants are customarily limited to term loans of the type of such Incremental Term Loans), (vi) to the extent the terms applicable to any Incremental Term Loans are inconsistent with the terms applicable to the Tranche A

Term Loans (except, in each case, as otherwise permitted pursuant to this paragraph (b)), such terms shall be reasonably satisfactory to the Administrative Agent, (vii) any Incremental Term Loans shall have the same Guarantees as, shall rank pari passu with respect to the Liens on the Collateral and in right of payment with the Loans (except to the extent that the related Incremental Facility Agreement provides for such Incremental Term Loans to be treated less favorably, in which case such Incremental Term Loans shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent), (viii), in the case of Incremental Term Loans marketed as term “B” loans to institutional investors (“Incremental Term B Loans”), any Incremental Term Loan Amendment with respect to Incremental Term B Loans may (A) include such features as are, in the reasonable judgment of the Company and the Administrative Agent, customarily applicable to such type of loans (including but not limited to the ability to do refinancing amendments, extensions/loan modification offers and repurchases of such Incremental Term B Loans and limitations on the applicability of financial covenants to such Incremental Term B Loans) and (B) may provide for additional Collateral hereunder so long as such Collateral is shared on a pari passu basis with the Loans, (ix) any lenders holding Incremental Term B Loans may agree in advance pursuant to an Incremental Term Loan Amendment to certain modifications to the negative (but not financial maintenance) covenants set forth in Article VI hereof so long as such modifications shall not be applicable under this Agreement until such time as, and to the extent that, the Required Lenders (calculated without giving effect to the lenders holding such Incremental Term B Loans) have otherwise approved such modifications. Any Incremental Term Loan Commitments established pursuant to an Incremental Facility Agreement that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Loan Commitments and Incremental Term Loans for all purposes of this Agreement. Notwithstanding the foregoing, in no event shall there be more than five (5) maturity dates in respect of the Credit Facilities (including any Replacement Term Loans or Replacement Revolving Facilities).

(c)    The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Company, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that (other than with respect to the incurrence of Incremental Term Loans the proceeds of which shall be used to consummate an acquisition permitted by this Agreement for which the Company has determined, in good faith, that limited conditionality is reasonably necessary (any such acquisition, a “Limited Conditionality Acquisition”) as to which conditions (i) through (iii) below shall not apply) no Incremental Commitments shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments and the making of Loans and issuance of Letters of Credit thereunder to be made on such date, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of such date, (iii) after giving effect to such Incremental Commitments and the making of Loans and other extensions of credit thereunder to be made on the date of effectiveness thereof (and assuming, in the case of any Incremental Revolving Commitments to be made on the date of effectiveness thereof, that such Incremental Revolving Commitments are fully drawn), the Company shall be in pro forma compliance with the financial covenants set forth in Sections 5.09 and 5.10, (iv) the Company shall make any payments required to be made pursuant to Section 2.16 in connection with such Incremental Commitments and the related transactions under this Section, and (v) the other conditions, if any, set forth in the applicable Incremental Facility Agreement are satisfied; provided further that no Incremental Term Loans in respect of a Limited Conditionality Acquisition shall become effective unless (1) as of the date of execution of the definitive acquisition documentation in respect of such Limited Conditionality Acquisition (the “Limited Conditionality Acquisition Agreement”) by the parties thereto, no Default or Event of Default shall have occurred and be continuing or would result from entry into the Limited Conditionality Acquisition Agreement, (2) as of the date of the borrowing of such Incremental Term Loans, no Event of Default under clause (a) or (f) of Article VII is in existence immediately before or after giving effect (including on a pro forma basis) to such borrowing and to any concurrent transactions and any substantially concurrent use of proceeds thereof, (3) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of the date of execution of the applicable Limited Conditionality Acquisition Agreement by the parties thereto, (4) as of the date of the borrowing of such Incremental Term Loans, customary “Sungard” representations and warranties (with such representations and warranties to be reasonably determined by the Lenders providing such Incremental Term Loans) shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) immediately prior to, and after giving effect to, the incurrence of such Incremental Term Loans and (5) as of the date of execution of the related Limited Conditionality Acquisition Agreement by the parties thereto, the Company shall be in pro forma compliance with the financial covenants set forth in Sections 5.09 and 5.10. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including, without limitation, amendments to address equity and cash patronage provisions reasonably requested by any farm credit bank and reasonably acceptable to the Administrative Agent and the Company.

(d)    Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents, and (ii) in the case of any Incremental Revolving Commitment in respect of any Class, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Lender in respect of such Class and (B) the total Revolving Commitments of such Class shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment.” For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Exposure of the Incremental Revolving Lender holding such Commitment, and the Applicable Percentage of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.

(e)    On the date of effectiveness of any Incremental Revolving Commitments of any Class, each Revolving Lender of any applicable Class shall assign to each Incremental Revolving Lender holding such Incremental Revolving Commitment, and each such Incremental Revolving Lender shall purchase from each such Revolving Lender of any applicable Class, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit will be held by all the Revolving Lenders of each applicable Class ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Revolving Commitment.

(f)    Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Term Loan Commitment of any Series shall make a loan to the Company in an amount equal to such Incremental Term Loan Commitment on the date specified in such Incremental Facility Agreement.

(g)    The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Company referred to in paragraph (a) above and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Applicable Percentages of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to paragraph (e) above.

SECTION 2.21. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non‑appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to the Guarantee and Collateral Agreement or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan

Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or a Majority in Interest of any Class of Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders directly affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(d)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)    so long as no Event of Default has occurred and is continuing, (1) all or any part of the Swingline Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders that are Global Tranche Lenders (the “Non-Defaulting Global Tranche Lenders”) in accordance with their respective Global Tranche Percentages but only to the extent the (A) the sum of all Non-Defaulting Global Tranche Lenders’ Global Tranche Revolving Credit Exposures does not exceed the total of all Non-Defaulting Global Tranche Lenders’ Global Tranche Commitments and (B) each Non-Defaulting Global Tranche Lender’s Global Tranche Revolving Credit Exposure does not exceed such Non-Defaulting Global Tranche Lender’s Global Tranche Commitment; and (2) all or any part of the US Tranche LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are US Tranche Lenders (the “Non-Defaulting US Tranche Lenders”) in accordance with their respective US Tranche Percentages but only to the extent (A) the sum of all Non-Defaulting US Tranche Lenders’ US Tranche Revolving Credit Exposures does not exceed the total of all Non-Defaulting US Tranche Lenders’ US Tranche Commitments and (B) each Non-Defaulting US Tranche Lender’s US Tranche Revolving Credit Exposure does not exceed such Non-Defaulting US Tranche Lender’s US Tranche Commitment; and (3) all or any part of the Global Tranche LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Global Tranche Lenders in accordance with their respective Global Tranche Percentages but only to the extent (A) the sum of all Non-Defaulting Global Tranche Lenders’ Global Tranche Revolving Credit Exposures does not exceed the total of all Non-Defaulting Global Tranche Lenders’ Global Tranche Commitments and (B) each Non-Defaulting Global Tranche Lender’s Global Tranche Revolving Credit Exposure does not exceed such Non-Defaulting Global Tranche Lender’s Global Tranche Commitment;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of each Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)    if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the relevant Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to such Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e)    so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the relevant Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.22(d), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the relevant Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the US Tranche Revolving Loans of the other Lenders and/or Global Tranche Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.23. Designation of Subsidiary Borrowers. On the Effective Date, and subject to the satisfaction of the applicable conditions in Article IV hereto, each of the Initial Subsidiary Borrowers shall be Subsidiary Borrowers party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Subsidiary Borrower Termination with respect to any such Subsidiary, whereupon such Subsidiary shall cease to be a Subsidiary Borrower and cease to be a party to this Agreement. After the Effective Date, the Company may at any time and from time to time designate any Eligible Subsidiary as a Subsidiary Borrower by delivery to the Administrative Agent of a Subsidiary Borrower Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Subsidiary Borrower and a party to this Agreement. Each Subsidiary Borrower shall remain a Subsidiary Borrower until the Company shall have executed and delivered to the Administrative Agent a Subsidiary Borrower Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Subsidiary Borrower and a party to this Agreement. Notwithstanding anything else in this Section 2.23 to the contrary, no Subsidiary Borrower Termination will become effective as to any Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided that such Subsidiary Borrower Termination shall be effective to terminate the right of such Subsidiary Borrower to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Subsidiary Borrower Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

SECTION 2.24. Administrative Borrower. Each Borrower hereby irrevocably appoints the Company as its agent for all purposes relevant to the administration of this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein (other than any waiver, amendment or other modification contemplated by Section 9.02). Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to the Borrowers.

SECTION 2.25. Lender Qualified Bilateral Letters of Credit. Each Lender or Affiliate thereof providing one or more letters of credit to the Company or any Subsidiary that are intended to constitute Lender Qualified Bilateral Letters of Credit shall deliver to the Administrative Agent, promptly after the entry into a letter of credit facility or the issuance of any such letter of credit, written notice setting forth the maximum face amount of each such letter of credit; provided that JPMorgan Chase Bank, N.A. as Lender shall not be required to deliver such notice to the Administrative Agent in respect of any Lender Qualified Bilateral Letter of Credit issued by it. In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such letter of credit. The most recent information provided to the Administrative Agent pursuant to this Section 2.25 shall be used in determining the amounts to be applied in respect of the Obligations in respect of such letters of credit pursuant to Section 7.5 of the Guarantee and Collateral Agreement.

ARTICLE III

Representations and Warranties

In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit herein provided for, the Company hereby represents and warrants to the Administrative Agent and to each Lender that:

SECTION 3.01. Financial Condition.

(a)    The unaudited pro forma capitalization of the Company and its consolidated Subsidiaries as at January 1, 2022 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Refinancing and (ii) the payment of fees and expenses in connection with the Refinancing. The Pro Forma Balance Sheet fairly presents in all material respects on a pro forma basis the estimated financial position of Company and its consolidated Subsidiaries as at January 1, 2022 (subject to year-end audit adjustments and the absence of footnotes), assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)    The audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at September 30, 2019, September 30, 2020 and September 30, 2021 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by Deloitte & Touche LLP, copies of which have heretofore been delivered to each of the Lenders, fairly present in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at such respective dates, and the consolidated results of their operations and their consolidated cash flows for the fiscal periods then ended. Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein). Since September 30, 2021 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Corporate Existence; Compliance with Law.

(a)    Each of the Company and its Material Subsidiaries (a) is duly organized or incorporated, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate or other power and authority and the legal right to own and operate its property, to lease the property it leases and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other applicable entity and in good standing under the laws of any jurisdiction where its ownership, lease or operation of property or the conduct or proposed conduct of its business requires such qualification, except where the failure to so qualify would not, in any instance or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all material Requirements of Law applicable to it or its business, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b)     The Company has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective directors and officers and, to the knowledge of a Responsible Officer of the Company, its employees and agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects and, in the case of any Foreign Subsidiary Borrower, is not knowingly engaged in any activity that would reasonably be expected to result in such Borrower being designated as a Sanctioned Person. None of (i) the Company, any Subsidiary or, to the knowledge of a Responsible Officer of the Company or such

Subsidiary, any of their respective directors, officers or employees, or (ii) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws, Anti-Money Laundering Laws or applicable Sanctions.

SECTION 3.03. Corporate Power; Authorization; Enforceable Obligations. Each of the Company and its Subsidiaries has the corporate or other power and authority and the legal right to make, deliver and perform this Agreement and the other Loan Documents to which it is a party and to borrow hereunder (in the case of the Company and any Subsidiary Borrower) and has taken all corporate or other action necessary to be taken by it to authorize such actions. No consent, waiver or authorization of, filing with, or other act by or in respect of, any Governmental Authority or any other Person is required to be made or obtained by the Company or its Subsidiaries in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement and the other Loan Documents to which it is a party, except (i) such as have been obtained or made and are in full force and effect and (ii) any SEC filings to be made in connection with the Refinancing. This Agreement constitutes, and the other Loan Documents to which the Company or any Subsidiary is a party when executed and delivered hereunder will constitute, a legal, valid and binding obligation of the Company and such Subsidiary, enforceable against the Company and such Subsidiary in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 3.04. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof do not (i) violate any Requirement of Law applicable to the Company and its subsidiaries or Contractual Obligation of the Company or any of its Material Subsidiaries, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect or (ii) result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation which could reasonably be expected to have a Material Adverse Effect except for Liens which may be required by the Existing Senior Notes Indentures.

SECTION 3.05. No Material Litigation. Except as set forth on Schedule 3.05, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of a Responsible Officer of the Company, threatened by or against the Company or any of its Subsidiaries (a) with respect to this Agreement, any of the other Loan Documents or any of the transactions contemplated hereby or thereby or (b) as to which there is a reasonable possibility of an adverse determination with respect to the Company or any of its Subsidiaries and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.06. No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Company or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. No Default. Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing. Neither the Company nor any of its Subsidiaries is in default under any order, award or decree of any arbitrator or Governmental Authority binding upon it or by which any of its properties or assets may be bound, where such default would reasonably be expected to have a Material Adverse Effect.

SECTION 3.08. Subsidiaries. The Subsidiaries listed on Schedule 3.08 constitute all of the Subsidiaries of the Company in existence on the Effective Date.

SECTION 3.09. Disclosure. No representations or warranties made by, or written or other formally presented information (other than information of a general economic or industry specific nature) supplied by, the Company or any of its Subsidiaries in this Agreement, any other Loan Document or in any other document, including without limitation the Lender Presentation and any Beneficial Ownership Certification, furnished to the Lenders from time to time in connection herewith or therewith (as such other documents may be supplemented or updated from time to time), taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading; provided that with respect to projected financial information, including the Projections, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.10. Margin Stock. None of the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as defined under Regulation U of the Board).

SECTION 3.11. Federal Regulations. No part of the proceeds of any Loans will be used for any purpose which violates the provisions of the Regulations of the Board, including Regulations T, U and X, as now and from time to time hereafter in effect.

SECTION 3.12. Investment Company Act; Other Regulations. Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended. Neither the Company nor any of its Subsidiaries is subject to regulation under any U.S. federal or state statute or regulation which limits its ability to incur indebtedness.

SECTION 3.13. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Company or any of its Subsidiaries pending or, to the knowledge of a Responsible Officer of the Company, threatened; (b) hours worked by and payment made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Company or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Company or the relevant Subsidiary.

SECTION 3.14. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. No Foreign Plan Event has occurred or is reasonably expected to occur that, when taken together with all other such Foreign Plan Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15. Title to Real Property. Each of the Company and its Subsidiaries has good title in fee simple to, or a valid and subsisting leasehold, easement or other interest in, all of the real property on which it operates its business and good title to all its other property, except where the failure to have such good title or subsisting leasehold, easement or other interest would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.16. Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes, fees or charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be) except where the failure to file such returns or pay such taxes and/or assessments would not reasonably be expected to have a Material Adverse Effect. Under the laws of its Relevant Jurisdiction it is not necessary that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents, subject to any qualifications contained in any legal opinion issued in relation to any of the Loan Documents, and except to the extent such stamp, registration, notarial or similar Taxes or fees are necessary, the Company has paid or caused such amounts to be paid when due (or paid or caused such amounts (together with any interest and penalties) to be paid promptly after a Responsible Officer obtains knowledge of the same if such amounts were not paid when due).

SECTION 3.17. Environmental Matters. Except as set forth on Schedule 3.17, each of the following is true and correct, other than exceptions to any of the following that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)    Each of the properties currently owned or operated by the Company or any of its Subsidiaries does not contain, and has not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably give rise to liability to the Company or any of its Subsidiaries under, any applicable Environmental Laws.

(b)    The Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, and to the knowledge of a Responsible Officer of the Company there is no contamination or violation of any applicable Environmental Law which, in the aggregate with all other contaminations and violations, could reasonably be expected to interfere with the continued operations or the business of the Company and its Subsidiaries.

(c)    Neither the Company nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws nor is it reasonably expected that any such notice will be received or is being threatened.

(d)    To the knowledge of a Responsible Officer of the Company, (i) Materials of Environmental Concern have not been transported or disposed of in violation of, or in a manner or to a location which would reasonably be expected to give rise to liability to the Company or any of its Subsidiaries under any applicable Environmental Laws, and (ii) Materials of Environmental Concern have not been generated, treated, stored or disposed of at, on or under any of the Company’s or any of its Subsidiaries’ properties in a manner that would reasonably be expected to give rise to liability to the Company or any of its Subsidiaries under, any applicable Environmental Laws.

(e)    No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Company, threatened, under any Environmental Law to which the Company or any of its Subsidiaries is or to the knowledge of a Responsible Officer of the Company will be named as a party or which will adversely affect the ability of the Company or any of its Subsidiaries to conduct any part of their business nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to the Company or any of its Subsidiaries.

(f)    There has been no release or threat of release of Materials of Environmental Concern at any location for which the Company or any of its Subsidiaries is liable by contract or operation of law, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability to the Company or any of its Subsidiaries under any applicable Environmental Laws.

SECTION 3.18. Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know‑how and processes necessary for the conduct of its business as currently conducted except for those the failure of which to own or license would not reasonably be expected to have a Material Adverse Effect (the “Significant Intellectual Property”). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Significant Intellectual Property or the validity or effectiveness of any such Significant Intellectual Property, and no Responsible Officer of the Company knows of any valid basis for any such claim, except for such claims which would not reasonably be expected to have a Material Adverse Effect. The use of such Significant Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.19. Security Documents. Except to the extent otherwise noted therein, the Guarantee and Collateral Agreement and each Foreign Pledge Agreement are effective to create, or continue, in favor of the Administrative Agent, for the benefit of the Lenders (or, where required by law, in favor of each Lender), a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. In the case of (i) the Pledged Stock described and defined in the Guarantee and Collateral Agreement, except to the extent otherwise noted therein, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, (ii) the other Collateral described and defined in the Guarantee and Collateral Agreement, except to the extent otherwise noted therein, when the financing statements specified on Schedule 3.19(ii) in appropriate form are filed in the offices specified on Schedule 3.19(ii) and (iii) the filings and other actions are made in respect of the Foreign Pledge Agreements specified on Schedule 3.19(iii), each Security Document shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person, subject to Liens permitted by Section 6.01. The pledge of the voting Capital Stock of any Foreign Subsidiary will be limited to 65% of such Capital Stock of such Foreign Subsidiary, but no other assets of Foreign Subsidiaries of the Company shall be pledged as collateral security.

SECTION 3.20. Solvency. The Company and its Subsidiaries, on a consolidated basis, are, and after giving effect to the Refinancing and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

SECTION 3.21. Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied:

(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which, subject to Section 9.06, may include any Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) that such party has signed a counterpart of this Agreement.

(b)    The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Hunton Andrews Kurth LLP, special US counsel for the Loan Parties, (ii) Vorys, Sater, Seymour and Pease LLP, special Ohio counsel for the Loan Parties, (iii) Brownstein Hyatt Farber Schreck, LLP, special Nevada counsel for the Loan Parties, and (iv) Borden Ladner Gervais LLP, special Canadian counsel for the Loan Parties, in each case covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Company hereby requests such counsel to deliver such opinion.

(c)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization or incorporation, existence and, where applicable, good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit B.

(d)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Responsible Officer of the Company, certifying (i) that the representations and warranties contained in Article III are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such date and (ii) that no Default or Event of Default has occurred and is continuing as of such date.

(e)    The Administrative Agent shall have received from the Borrowers, (i) for the benefit of each Term Lender under (and as defined in) the Existing Credit Agreement payment of the outstanding principal amount of all Term Loans under (and as defined in) the Existing Credit Agreement and all accrued interest thereon.

(f)    (i) The Administrative Agent shall have received, at least five (5) days prior to the Effective Date, all documentation and other information regarding the initial Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Company at least ten (10) days prior to the Effective Date and (ii) to the extent any initial Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Company at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (f) shall be deemed to be satisfied).

(g)    The Administrative Agent shall have received (or provisions reasonably satisfactory to the Administrative Agent shall have been made for the concurrent payment of) all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

For purpose of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 4.01 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto. The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than in the case of a refinancing of a Borrowing with a new Borrowing that does not increase the aggregate principal amount of the Loans of any Lender outstanding), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)    The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date.

(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03. Designation of a Subsidiary Borrower. The designation of a Subsidiary Borrower pursuant to Section 2.23 is subject to the condition precedent that the Company or such proposed Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:

(a)    Copies, certified by the Secretary or Assistant Secretary of such Subsidiary, of its board of directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Subsidiary Borrower Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization or incorporation, existence and good standing of such Subsidiary;

(b)    An incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary, which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Subsidiary Borrower Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

(c)    Opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders;

(d)    Any documentation and other information related to such Subsidiary reasonably requested by the Administrative Agent or any Lender under applicable “know your customer” or similar rules and regulations, including the Act and the Beneficial Ownership Regulation; and

(e)    Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent; and

(f)    Any documentation and other information that is reasonably requested by the Administrative Agent or any of the Lenders and that is required by regulatory authorities under applicable “know-your-customer” and Anti-Money Laundering Laws, including the Patriot Act and the Beneficial Ownership Regulation.

ARTICLE V

Affirmative Covenants

The Company hereby agrees that, until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full (other than Unliquidated Obligations) and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Company shall, and in the case of the agreements set forth in Sections 5.03, 5.04, 5.05, 5.06, 5.07, 5.11 and 5.12, shall cause each of its Material Subsidiaries to:

SECTION 5.01. Financial Statements. Furnish to the Administrative Agent (for distribution to each Lender):

(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Company (beginning with the fiscal year ending September 30, 2022), a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related statements of consolidated income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; provided that the consolidated statements shall be certified by independent certified public accountants of nationally recognized standing without a “going concern” or like qualification or exception or qualification arising out of the scope of the audit;

(b)    as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company (beginning with the fiscal quarter ending April 2, 2022), a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of each such quarter and the related unaudited statements of consolidated income and retained earnings and of cash flows for such quarter and the portion of the fiscal year through such date setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Company as being fairly stated in all material respects; and

(c)    for any period during which there are any Excluded Entities, simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.01(a) and 5.01(b) above, reasonable supplemental financial information reflecting adjustments necessary to eliminate the accounts of the Excluded Entities (if any) from such consolidated financial statements (which may be in footnote form);

all such financial statements to be complete and correct in all material respects and prepared in reasonable detail and in accordance with GAAP (except, in the case of the financial statements referred to in subparagraph (b), such financial statements need not contain notes and shall be prepared substantially in accordance with GAAP) applied consistently throughout the periods reflected therein, except as otherwise disclosed in the notes thereto.

Any financial statement or other documents required to be delivered pursuant to this Section 5.01 or Section 5.02(c) below shall be deemed to have been delivered on the date on which the Company posts such financial statement or other document on its website at www.scotts.com or when such financial statement or other document is posted on the SEC’s website at www.sec.gov.

SECTION 5.02. Certificates; Other Information. Furnish to the Administrative Agent (for distribution to each Lender):

(a)    concurrently with the delivery of the financial statements referred to in Section 5.01(a) and 5.01(b) above, a certificate from a Responsible Officer of the Company (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) showing in detail the calculations supporting such statement in respect of Sections 5.09 and 5.10 and (iii) certifying that the aggregate amount of all obligations under Lender Supply Chain Financing Agreements that constitute “Obligations” under this Agreement and the other Loan Documents secured by the Collateral does not exceed $125,000,000;

(b)    as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Company, a consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Company and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected income and cash flow and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”);

(c)    promptly after the same are sent and received, copies of all financial statements, reports and notices which the Company sends to its shareholders and promptly after the same are filed and received, copies of all financial statements and reports which the Company may make to, or file with, and copies of all material notices the Company receives from, the SEC or any public body succeeding to any or all of the functions of the SEC;

(d)    promptly upon receipt thereof, copies of all final reports submitted to the board of directors of the Company by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company made by such accountants, including, without limitation, any letter to the board of directors of the Company by such accountants regarding internal controls (subject, in all cases, to applicable professional guidelines or ethical rules or the terms of any applicable engagement letter);

(e)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; and

(f)    promptly, on reasonable notice to the Company, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

SECTION 5.03. Payment of Taxes. Pay its Tax liabilities that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

SECTION 5.04. Compliance with Laws. (a) Comply with all laws, rules, regulations and orders of any Governmental Authority and any Contractual Obligations applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

SECTION 5.05. Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and, except as may be permitted under Section 6.03, preserve, renew and keep in full force and effect its corporate existence in its jurisdiction of organization and take all reasonable action to maintain all material rights, privileges, contracts, copyrights, patents, trademarks, tradenames and franchises necessary or desirable in the normal conduct of its business as then being conducted; provided, that neither the Company nor any Material Subsidiary shall be required to preserve any such rights, privileges, contracts, copyrights, patents, trademarks, trade names and franchises if the Company or such Material Subsidiary should reasonably determine that the preservation thereof is no longer desirable in the conduct of the Company’s or such Material Subsidiary’s business.

SECTION 5.06. Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear and casualty excepted); maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon written request, reasonable information as to the insurance carried.

SECTION 5.07. Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in accordance with GAAP; and permit representatives of the Administrative Agent (or upon the occurrence and during the continuance of an Event of Default, the Lenders), upon reasonable prior notice, to visit and inspect any of its properties during normal business hours, and examine and make abstracts from any of its books and records at the Company’s expense, and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants all at such reasonable times and as often as reasonably requested (provided that the Company may, if it so chooses, be present and participate in any such discussions); provided, that so long as no Event of Default has occurred and is continuing, the Administrative Agent and its designated representatives shall not be reimbursed for more than one such visit and inspection per year.

SECTION 5.08. Notices. Promptly give notice to the Administrative Agent (for distribution to each Lender) (and, in the case of clauses (a) and (b) below, in any event within five Business Days after a Responsible Officer learns thereof):

(a)    of the occurrence of any Default or Event of Default;

(b)    of any litigation or proceeding against or affecting the Company or any of its Subsidiaries (i) which, in the reasonable opinion of a Responsible Officer of the Company, if adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) in which injunctive or similar relief is sought and which, in the reasonable opinion of a Responsible Officer of the Company, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)    of the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof: (i) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or (ii) the occurrence of any Foreign Plan Event that, alone or together with any other Foreign Plan Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)    promptly following receipt thereof, copies of any documents or notices described in Sections 101(k) or 101(l) of ERISA that the Company, any Subsidiary Borrower or any Commonly Controlled Entity requests with respect to any Multiemployer Plan or any documents described in Section 101(f) of ERISA that the Company, any Subsidiary Borrower or any Commonly Controlled Entity

requests with respect to any Single Employer Plan; provided, that if the Company, any Subsidiary Borrower or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Company, Subsidiary Borrower(s) or Commonly Controlled Entity(ies) shall promptly make a request for such documents or notices from such administrator or sponsor and the Company shall provide copies of such documents and notices to the Administrative Agent promptly upon receipt thereof;

(e)    any decision or other action of any Governmental Authority which cancels, limits, or otherwise restricts the use or sale of any of the products (including any of the material active ingredients in any of the products) of the Company or any of its Subsidiaries which decision or other action, in the reasonable opinion of a Responsible Officer of the Company, would reasonably be expected to have a Material Adverse Effect; and

(f)    of any event, act or omission which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to clauses (a) through (f) of this Section 5.08 shall be accompanied by a statement of the Chief Executive Officer or Chief Financial Officer or other Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto. For all purposes of clause (d) of this Section 5.08, the Company shall be deemed to have knowledge of all facts attributable to the administrator of such Plan.

SECTION 5.09. Maintenance of Fixed Charge Coverage Ratio. Maintain the Fixed Charge Coverage Ratio, determined as of the end of each of its fiscal quarters ending on and after September 30, 2023, of not less than the applicable ratio set forth in the grid below:

Fiscal Quarter Ending	Fixed Charge Coverage Ratio
September 30, 2023	0.75 to 1.00
December 30, 2023	0.75 to 1.00
March 30, 2024	0.75 to 1.00
June 29, 2024	0.75 to 1.00
September 30, 2024 and each fiscal quarter thereafter	1.00 to 1.00

SECTION 5.10. Maintenance of Leverage Ratio. Subject to the last sentence of this Section, maintain the Leverage Ratio, determined as of the end of each of its fiscal quarters ending on and after July 1, 2023, of not greater than the applicable ratio set forth in the grid below:

Fiscal Quarter Ending	Leverage Ratio
July 1, 2023	7.00 to 1.00
September 30, 2023	7.75 to 1.00
December 30, 2023	8.25 to 1.00
March 30, 2024	7.75 to 1.00
June 29, 2024	6.50 to 1.00
September 30, 2024	6.00 to 1.00
December 28, 2024	5.50 to 1.00
March 29, 2025	5.25 to 1.00

June 28, 2025	5.00 to 1.00
September 30, 2025	4.75 to 1.00
December 27, 2025 and each fiscal quarter thereafter	4.50 to 1.00

It is understood and agreed that if the Company terminates the Leverage Adjustment Period pursuant to clause (ii) of the definition of Leverage Adjustment Period Termination Date, the above grid shall be disregarded and be null, void and of no further force and effect from and after such Leverage Adjustment Period Termination Date and with immediate effect upon such Leverage Adjustment Period Termination Date, the Company will be required to maintain the Leverage Ratio, determined as of the end of each of its fiscal quarters ending on and after the fiscal quarter of the Company immediately following the then most recent fiscal quarter of the Company in respect of which the Company has delivered Financials pursuant to Section 5.01(a) or (b) and the related compliance certificate pursuant to Section 5.02(a) to the Administrative Agent, of not greater than 4.50 to 1.00.

SECTION 5.11. Additional Collateral, etc.

(a)    During any Full Security Period, with respect to any Specified Property acquired after the Effective Date by the Company or any of its Required Subsidiaries (other than (w) any Specified Property described in clause (b) or (c) below, (x) any Specified Property subject to a Lien expressly permitted by Section 6.01(a) or Section 6.01(l), (y) Specified Property acquired by any Excluded Domestic Subsidiary and (z) Specified Property acquired by any Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Specified Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Specified Property, including the filing of IP Security Agreements with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency within the United States and the filing of UCC financing statements in such jurisdictions as may be required by the applicable Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent. Notwithstanding anything to the contrary set forth in this Agreement, regardless of whether The Hawthorne Gardening Company is a Subsidiary under this Agreement, the Company shall cause all of the outstanding Capital Stock of The Hawthorne Gardening Company directly owned by the Company or any Subsidiary Guarantor to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent to secure the Obligations in accordance with the terms and conditions of the Guarantee and Collateral Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be required to grant to the Administrative Agent a security interest in any Intellectual Property owned by any of the Hawthorne Entities until the date that is ninety (90) days following the Amendment No. 2 Effective Date (or such later date as is agreed to by the Administrative Agent in its reasonable discretion).

(b)    During any Full Security Period, with respect to any new Required Subsidiary (other than an Excluded Domestic Subsidiary) created or acquired after the Effective Date by the Company or any of its Subsidiaries, promptly and in any event within thirty (30) days of such creation or acquisition (or such later date as is agreed to by the Administrative Agent in its reasonable discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Required Subsidiary that is owned by the Company or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Subsidiary, as the case may be, (iii) cause such new Required Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and such other Security Documents, as applicable, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement or such other Security Document, as applicable, with respect to such new Required Subsidiary (however, in the case of a pledge by the new Domestic Subsidiary of voting Capital Stock of a first-tier Foreign Subsidiary, such pledge shall be limited to 65% of such Capital Stock of such first-tier Foreign Subsidiary), including the filing of UCC financing statements in such jurisdictions as may be required by applicable Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such new Required Subsidiary, substantially in the form of Exhibit G, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, no new Foreign Pledge Agreement, and no Foreign Pledge Agreement Acknowledgment and Confirmation in respect of any Foreign Pledge Agreement that is in effect on the Effective Date (or any legal opinions in respect thereof), shall be required hereunder (A) until the date that is sixty (60) days after the Effective Date or such later date as the Administrative Agent may agree in the exercise of its reasonable discretion with respect thereto, and (B) to the extent the Administrative Agent determines that such pledge would not provide material credit support for the benefit of the Secured Parties pursuant to legally valid, binding and enforceable pledge agreements.

(c)    Wherever the Administrative Agent reasonably requests the Company to do anything (i) to ensure that any Security Document is fully effective, enforceable and perfected with the contemplated priority, (ii) for more satisfactorily assuring or securing to the Lenders the property the subject of such Security Document in a manner consistent with such Security Document, or (iii) for aiding the exercise of any right or power in any Security Document, the Company shall (and, with respect to actions by third parties that are not Controlled directly or indirectly by the Company, shall use commercially reasonably efforts to) do it promptly and at its own cost. This may include using commercially reasonable efforts to obtain consents, get documents completed and signed, supply information, deliver documents and evidence of title and executed blank transfers, and give possession or control with respect to any property the subject of any Foreign Pledge Agreement.

(d)    Notwithstanding anything to the contrary in this Agreement, no amendment, modification or waiver to this Agreement shall (i) change any of the provisions of this Section 5.11(d) without the written consent of each Lender, (ii) subordinate the Lien on a material portion of the Collateral, taken as a whole, securing the Obligations to the Lien securing any other Indebtedness (other than any Lien permitted pursuant to Section 6.01(a)(i), 6.01(i) or 6.01(l)), without the written consent of each Lender directly affected thereby (provided that no such Lender’s consent shall be required pursuant to this Section 5.11(d) if such Lender is offered a reasonable, bona fide opportunity to participate on a pro rata basis in any priming Indebtedness (including any fees payable in connection therewith) permitted to be issued as a result of such waiver, amendment or modification) or (iii) subordinate the Secured Obligations (or any Class thereof) in right of payment to any other Indebtedness, without the written consent of each Lender directly affected thereby (provided that no such Lender’s consent shall be required pursuant to this Section 5.11(d) if such Lender is offered a reasonable, bona fide opportunity to participate on a pro rata basis in any priming Indebtedness (including any fees payable in connection therewith) permitted to be issued as a result of such waiver, amendment or modification).

SECTION 5.12. Environmental, Health and Safety Matters.

(a)    Comply in all material respects with all applicable Environmental Laws, including, without limitation, obtaining and complying with and maintaining any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws. For purposes of this Section 5.12(a), material noncompliance by the Company, any of its Subsidiaries or any tenant or subtenant, with any applicable Environmental Law shall be deemed not to constitute a breach of this covenant provided that, upon learning of any actual or suspected material noncompliance, the Company and the relevant Subsidiaries shall promptly undertake all reasonable efforts to achieve material compliance (or contest in good faith by appropriate proceedings the alleged violation or applicable Environmental Law at issue and (to the extent required by GAAP) provide on the books of the Company or any of its Subsidiaries, as the case may be, reserves in accordance with GAAP with respect thereto), and provided further that, in any case, such noncompliance, and any other noncompliance with applicable Environmental Law, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)    Promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding applicable Environmental Laws, except to the extent that the validity thereof is currently being contested in good faith by appropriate proceedings and (to the extent required by GAAP) reserves in accordance with GAAP with respect thereto have been provided on the books of the Company or any of its Subsidiaries, as the case may be.

(c)    Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, subsidiaries, affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the Company or any of its Subsidiaries or any of their respective operations or properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of (or, as determined pursuant to a claim initiated by the Company, breach in bad faith of its express obligations under the applicable Loan Documents by) the party seeking indemnification therefor, in each case, as determined by a final non-appealable judgment by a court of competent jurisdiction. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

SECTION 5.13. Foreign Pledge Agreements. Use commercially reasonable efforts to, within 60 days after the Effective Date (or such later date as the Administrative Agent may agree), deliver to the Administrative Agent (a)(i) the duly executed Foreign Pledge Agreements (or, if applicable, Foreign Pledge Agreement Acknowledgment and Confirmation or any such deed of confirmation or other document as may be reasonably acceptable to the Administrative Agent) in respect of the Foreign Subsidiaries described in Schedule 5.13 granting to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in 65% of the total outstanding voting Capital Stock of such Foreign Subsidiaries and (ii) the certificates (if any) representing the Capital Stock of such Foreign Subsidiaries, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or relevant Subsidiary and (b) legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

ARTICLE VI

Negative Covenants

The Company hereby agrees that, until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full (other than Unliquidated Obligations) and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

SECTION 6.01. Limitations on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

(a)    (i) Liens securing Indebtedness in an aggregate amount not exceeding $150,000,000 at any time outstanding in respect of Finance Lease Obligations and purchase money obligations for fixed or capital assets; provided that (x) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (except that individual financings of fixed and other capital assets provided by one lender or lessor may be cross-collateralized to other outstanding financings of fixed or capital assets provided by such lender or lessor to the extent such other financing is otherwise permitted under Section 6.05) and (y) the Indebtedness secured thereby shall not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition and (ii) Liens securing Indebtedness permitted pursuant to Section 6.05(j);

(b)    Liens on assets of a Foreign Subsidiary which is not a Foreign Subsidiary Borrower to secure Permitted Foreign Debt of such Foreign Subsidiary;

(c)    Liens for taxes and special assessments not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company and its Subsidiaries in accordance with GAAP, to the extent required;

(d)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings;

(e)    pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation;

(f)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory and other obligations required by law, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)    easements, rights‑of‑way, restrictions and other similar encumbrances incurred in the ordinary course of business and other Liens incurred in the ordinary course of business which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or its Subsidiaries;

(h)    Liens resulting from judgments of any court or governmental proceeding and Liens arising under ERISA or the Code with respect to an employee benefit plan (as defined in Section 3(3) of ERISA), provided such Liens in the aggregate do not constitute an Event of Default under clauses (h) or (g), respectively, of Article VII;

(i)    Liens in existence on the Effective Date described in Schedule 6.01;

(j)    Liens of landlords or of mortgagees of landlords on fixtures located on premises leased in the ordinary course of business, provided that the rental payments secured thereby are not overdue beyond all applicable notice and cure periods;

(k)    Liens contemplated under Section 4.12 of the 4.000% Indenture, Section 4.12 of the 4.375% Indenture, Section 4.12 of the 4.500% Indenture and Section 4.12 of the 5.250% Indenture;

(l)    Liens on Sold Receivables Assets under any Receivables Purchase Facility;

(m)    Liens created by or pursuant to this Agreement or the other Loan Documents;

(n)     Liens on assets of Foreign Subsidiaries arising by operation of law or pursuant to customary business practice and not known to the Company to materially affect the value of such assets;

(o)    purchase money Liens on assets acquired with seller-financed Indebtedness permitted pursuant to Section 6.05(f), so long as such Liens encumber only assets (and proceeds thereof) acquired with such Indebtedness and do not secure any other Indebtedness;

(p)    liens on securities and cash securing obligations under Hedging Agreements;

(q)    the title and interest of a lessor or sublessor in and to property leased or subleased (other than through a capital lease or a finance lease), in each case extending only to such property;

(r)    liens arising from precautionary UCC financing statement filings that do not secure payment or performance of an obligation;

(s)    customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the UCC or common law of banks or other financial institutions where the Company or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(t)    liens arising from licensing agreements;

(u)    any lien existing on any property or asset prior to the acquisition thereof by the Company (including in connection with a Permitted Acquisition); provided that (i) such lien is not created in contemplation of or in connection with such acquisition, (ii) such lien shall not apply to any other property or assets of the Company or any Subsidiary (other than proceeds or products thereof), (iii) such lien shall secure only those obligations which it secures on the date of such acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and (iv) such liens are not “blanket liens” on all assets subject to such acquisition;

(v)    Liens with respect to property or assets of the Company or any Subsidiary securing Incremental Equivalent Notes, provided that such Incremental Equivalent Notes shall be secured only by a Lien on the Collateral and on a pari passu or subordinated basis with the Obligations and shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Company and the Administrative Agent;

(w)    Statutory liens (and rights of set-off) in any equity or cash patronage permitted by Section 6.04(n); and

(x)    Liens on assets of the Company and its Subsidiaries not otherwise permitted above so long as the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed the greater of (i) $200,000,000 and (ii) 4.0% of Consolidated Total Assets (determined as of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b)).

SECTION 6.02. [Intentionally Omitted].

SECTION 6.03. Limitation on Fundamental Changes. Except as permitted or contemplated by this Agreement or any other Loan Document, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole), (including pursuant to a sale and leaseback transaction), or all or substantially all of the Capital Stock of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(a)    any Subsidiary of the Company may be merged, amalgamated or consolidated with or into the Company or any Wholly-owned Subsidiary of the Company (provided that in the case of each such merger or consolidation, the Company or such Wholly-owned Subsidiary, as the case may be, shall be the continuing or surviving corporation);

(b)    (i) any Subsidiary of the Company that is not a Loan Party may liquidate, wind up or dissolve and (ii) any Loan Party (other than the Company) may liquidate, wind up or dissolve as long as any assets of such entity are transferred to the Company or another Loan Party;

(c)    any Subsidiary of the Company may dispose of all or substantially all of its business, property or assets (including its Capital Stock), in one transaction or a series of transactions, to, (i) the Company or any Wholly-owned Subsidiary of the Company (provided that such Wholly-owned Subsidiary shall be a Subsidiary Guarantor) or (ii) to any other Person in compliance with Section 6.08; and

(d)    the Company or any Subsidiary of the Company may consummate any transaction of merger or consolidation or amalgamation with any Person (including, without limitation, any Affiliate of the Company), provided that such merger, consolidation or amalgamation shall be a Permitted Acquisition.

SECTION 6.04. Limitation on Acquisitions, Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase of stock, bonds, notes, debentures or other securities of any Person, or make any other investment in any Person, except:

(a)    investments in Cash Equivalents;

(b)    loans and advances to officers and directors of the Company or any of its Subsidiaries (or employees thereof or manufacturers’ representatives provided such loans and advances are approved by an officer of the Company) for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

(c)    loans and advances to and investments in the Company or its Subsidiaries;

(d)    investments in notes and other securities received in the settlement of overdue debts and accounts payable in the ordinary course of business and for amounts which, individually or in the aggregate, are not material to the Company and its Subsidiaries taken as a whole;

(e)    Permitted Acquisitions and other loans, advances and investments, provided that after giving pro forma effect to such transactions, (x) (i) the Company shall be in compliance with the covenant contained in Section 5.09 and (ii) the Leverage Ratio is less than or equal to 4.50 to 1.00, in each case of the foregoing clauses (i) and (ii), recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such transaction had occurred on such day and (y) there shall be no Event of Default;

(f)    loans to or investments in Affiliates, provided that after giving pro forma effect to such loans or investments, (x) (i) the Company shall be in compliance with the covenant contained in Section 5.09 and (ii) the Leverage Ratio is less than or equal to 4.50 to 1.00, in each case of the foregoing clauses (i) and (ii), recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such transaction had occurred on such day and (y) there shall be no Event of Default;

(g)    investments in a joint venture entity that is a United States Person, provided that after giving pro forma effect to such investments, (x) (i) the Company shall be in compliance with the covenant contained in Section 5.09 and (ii) the Leverage Ratio is less than or equal to 4.50 to 1.00, in each case of the foregoing clauses (i) and (ii), recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such investment had occurred on such day and (y) there shall be no Event of Default;

(h)    investments in a joint venture entity that is not a United States Person, provided that after giving pro forma effect to such investments, (x) (i) the Company shall be in compliance with the covenant contained in Section 5.09 and (ii) the Leverage Ratio is less than or equal to 4.50 to 1.00, in each case of the foregoing clauses (i) and (ii), recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such investment had occurred on such day and (y) there shall be no Event of Default;

(i)    investments in the nature of seller financing of or other consideration received in any Disposition by the Company or any of its Subsidiaries of any assets permitted by Section 6.08;

(j)    payments required to be made under the Exclusive Agency and Marketing Agreement;

(k)    Indebtedness permitted under Section 6.05;

(l)    investments existing on the Effective Date as set forth on Schedule 6.04;

(m)    acquisitions, investments, loans and advances in an aggregate amount not to exceed the greater of (i) $250,000,000 and (ii) 4.5% of Consolidated Total Assets (determined as of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b)) at any one time outstanding;

(n)    to the extent constituting an investment, the Company’s or any other Loan Party’s patronage with CoBank ACB in an aggregate amount not to exceed $5,000,000 annually; and

(o)    investments in Bonnie and, after the consummation of the Project Bob Transaction, the Hawthorne Entities (i) in an aggregate amount not to exceed $25,000,000 and (ii) in addition to the investments made in reliance on clause (i), an additional aggregate amount during any fiscal year not to exceed $225,000,000 (in the case of this clause (ii), less the amount of any Restricted Payments made during such fiscal year in reliance on Section 6.14(c)(1)(i) and Section 6.14(c)(2)(ii)).

SECTION 6.05. Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a)    Indebtedness outstanding on the date hereof and listed on Schedule 6.05 and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof, other than for accrued interest, premiums, costs and expenses);

(b)    Indebtedness of any Loan Party pursuant to any Loan Document;

(c)    Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary;

(d)    Indebtedness relating to Finance Lease Obligations and purchase money obligations for fixed or capital assets in an aggregate principal amount not to exceed $150,000,000 at any one time outstanding;

(e)    unsecured Indebtedness of the Company having no scheduled principal payments or prepayments prior to the date which is six months after the Revolving Credit Termination Date; provided any such Indebtedness may be incurred only if (x) after giving effect on a pro forma basis after giving effect to such incurrence, (i) the Company shall be in compliance with the covenant contained in Section 5.09 and (ii) the Leverage Ratio is less than or equal to 4.50 to 1.00, in each case of the foregoing clauses (i) and (ii), recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such incurrence had occurred on such day and (y) there shall be no Event of Default;

(f)    (i) seller-financed Indebtedness incurred by the Company or any of its Subsidiaries in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding and (ii) earn-out obligations incurred in connection with investments permitted by Section 6.04, including Permitted Acquisitions;

(g)    Indebtedness under Hedging Agreements, provided that such Hedging Agreements are entered into in the ordinary course of business to hedge or mitigate risks as to which the Company or any of its Subsidiaries reasonably believes it is exposed in the conduct of its business or the management of its liabilities;

(h)    Indebtedness contemplated by Section 6.04(c);

(i)    Indebtedness incurred by any Foreign Subsidiary, provided that the aggregate principal amount of all such Indebtedness of all Foreign Subsidiaries which are not Subsidiary Guarantors or Foreign Subsidiary Borrowers shall not exceed $125,000,000 or the equivalent thereof at any one time outstanding (any Indebtedness incurred pursuant to this Section 6.05(i), “Permitted Foreign Debt”);

(j)    Indebtedness of any Person that becomes a Subsidiary of the Company in a Permitted Acquisition or Indebtedness otherwise assumed by the Company or any of its Subsidiaries in connection with a Permitted Acquisition in an aggregate principal amount for all such Indebtedness not to exceed $75,000,000 at any one time outstanding;

(k)    [Intentionally Omitted];

(l)    Indebtedness of the Company, any Subsidiary of the Company or any Receivables Subsidiary under any Receivables Purchase Facility in an aggregate principal amount not to exceed $750,000,000 at any one time outstanding;

(m)    Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary;

(n)    secured or unsecured notes (such notes, “Incremental Equivalent Notes”) in an aggregate amount not to exceed the amount specified in Section 2.20(a); provided that (A) no Incremental Equivalent Notes may be issued unless (i) no Default or Event of Default shall have occurred and be continuing on the date of issuance thereof, both immediately prior to and immediately after giving effect to such issuance, (ii) on the date of issuance thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of such date and (iii) after giving pro forma effect to such issuance and the making of Loans and other extensions of credit thereunder to be made on the date of issuance thereof, (x) the Company shall be in compliance with the covenant contained in Section 5.09 and (y) the Leverage Ratio is less than or equal to

4.50 to 1.00, in each case of the foregoing clauses (i) and (ii), recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such incurrence had occurred on such day, (B) such Indebtedness shall mature no earlier than 91 days after the Latest Maturity Date then in effect, and the weighted average life to maturity of any Incremental Equivalent Notes shall be no shorter than the remaining weighted average life to maturity of the then existing Terms Loans, (C) the terms and conditions (other than interest rate margins) of any Incremental Equivalent Notes shall not be materially more restrictive, when taken as a whole, than those applicable to the then existing Term Loans (except for covenants and other provisions applicable only to periods after the Latest Maturity Date then in effect), (D) such Incremental Equivalent Notes shall not be subject to any mandatory prepayments, except to the extent required to be applied first pro rata to the Tranche A Term Loans and any Incremental Term Loans, (E) no Incremental Equivalent Notes shall be permitted to be secured by any Liens other than as permitted pursuant to Section 6.01(v), (F) the obligations under the Incremental Equivalent Notes shall not be Guaranteed by any Person other than a Person that Guarantees the Obligations and (G) to the extent secured, any such Incremental Equivalent Notes shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Company and the Administrative Agent; and

(o)    unsecured Indebtedness in an aggregate principal amount not to exceed the greater of (i) $250,000,000 and (ii) 4.5% of Consolidated Total Assets (determined as of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b)) at any time outstanding.

SECTION 6.06. Restrictive Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary (other than a Receivables Subsidiary pursuant to the terms of a Receivables Purchase Facility permitted by this Agreement) to pay dividends or other distributions with respect to holders of its Capital Stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or regulations or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to restrictions or conditions imposed by, or rights arising under, any transaction giving rise to a Lien permitted by this Agreement or any Hedging Agreement, in each case if such restrictions, conditions or rights apply only to the property or assets securing or encumbered by such transaction (or obligation thereunder) or Hedging Agreement and such restrictions, conditions or rights are customary for such transaction or Hedging Agreement, (iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement if such restrictions or conditions are customary for such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.07. Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any services, with any Affiliate, except:

(a)    transactions on terms and conditions not materially less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from a Person that is not an Affiliate for a comparable transaction;

(b)    transactions between or among the Company and its Subsidiaries (or an entity that becomes a Subsidiary of the Company as a result of such transaction) (or any combination thereof);

(c)    the payment of fees to directors of the Company or any of its Subsidiaries, and compensation, out-of-pocket expense reimbursement and indemnification (including the provision of directors and officers insurance) of, and other employment agreements and arrangements, employee benefit plans and stock incentive plans paid to, future, present or past directors, officers, managers and employees of the Company or any of its Subsidiaries, in each case in the ordinary course of business;

(d)    transactions undertaken in good faith for the purpose of improving the overall tax efficiency of the Company and its Subsidiaries;

(e)    loans, advances and other transactions to the extent permitted by the terms of this Agreement, including without limitation any Restricted Payment permitted by Section 6.14 and transactions permitted by Sections 6.03, 6.04 and 6.08;

(f)    issuances of Capital Stock to Affiliates and the registration rights associated therewith;

(g)    transactions associated with the relocation expenses of officers of the Company in the ordinary course of business;

(h)    transactions pursuant to agreements in effect on the Effective Date (together with any amendments, restatements, extensions, replacements or other modifications thereto that are not materially adverse to the interests of the Lenders in their capacities as such);

(i)    transactions with joint ventures for the purchase or sale of property or other assets and services entered into in the ordinary course of business and investments in joint ventures;

(j)    transactions approved by a majority of Disinterested Directors of the Company or of the applicable Subsidiary in good faith;

(k)    transactions with a Receivables Subsidiary in connection with any Receivables Purchase Facilities permitted by this Agreement; and

(l)    any transactions or series of related transactions with respect to which the aggregate consideration paid, or fair market value of property Disposed of, by the Company and its Subsidiaries is less than $5,000,000.

For the avoidance of doubt, transactions with the Charitable Foundation shall in no event be considered to be transactions with an Affiliate.

SECTION 6.08. Limitation on Sale of Assets. Except as permitted or contemplated by this Agreement or any other Loan Document, Dispose of any of its Domestic Assets with a book value (in combination with any other Domestic Assets sold in the same or any related transaction) in excess of $25,000,000, whether now owned or hereafter acquired, except that the Company or any of its Subsidiaries may Dispose of:

(a)    assets between the Company and any Subsidiary or between any two or more Subsidiaries, other than a Disposition of assets made by the Company or any Subsidiary Guarantor to a Subsidiary that is not a Subsidiary Guarantor;

(b)    obsolete or worn out property or property (including inventory) Disposed of in the ordinary course of business;

(c)    Domestic Assets, provided that the aggregate book value of all such Domestic Assets in all such transactions after giving pro forma effect to such Disposal shall not exceed 25% of Consolidated Total Assets (determined as of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) and calculated by aggregating the percentage of Consolidated Total Assets represented by each Disposal at the time of such Disposal);

(d)    Sold Receivables Assets pursuant to any Receivables Purchase Facility;

(e)    assets sold in the context of sale-leaseback transactions permitted under Section 6.09;

(f)    asset sales permitted under Section 6.03(c); and

(g)    Dispositions of assets constituting investments permitted by Sections 6.04(g) and 6.04(h);

provided that all Dispositions permitted under this Section 6.08 (other than those permitted by clauses (a), (d) and (g) above) shall be made for fair value and for at least 75% cash consideration.

To the extent the Required Lenders waive the provisions of this Section 6.08 with respect to the Disposition of any assets or any assets are Disposed of as permitted by this Section 6.08, such assets (unless sold, leased, transferred or otherwise disposed of to a Loan Party) shall be Disposed of free and clear of the Liens created by the Security Documents.

SECTION 6.09. Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by the Company or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Company or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or any such Subsidiary, except with respect to (i) such transactions described on Schedule 6.09 and (ii) any other such transactions which shall not have an aggregate fair market value in excess of $150,000,000 since the Effective Date.

SECTION 6.10. Fiscal Year. Permit the fiscal year of the Company and its Subsidiaries to end on a day other than September 30; provided, that after the Effective Date, the Company may, on one occasion, permanently change the date on which the fiscal year of the Company and its Subsidiaries ends upon 30 days prior written notice to the Administrative Agent.

SECTION 6.11. Modification of Certain Debt Instruments. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Existing Senior Notes or any other unsecured or subordinated notes (or any refinancing thereof) issued pursuant to Sections 6.05(e) or 6.05(n) other than any such amendment, modification, waiver or other change that:

(a)    (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon, (ii) does not involve the payment of a consent fee material in proportion to the outstanding principal amount thereof and (iii) is no more restrictive to the Company and not material and adverse to the Lenders; or

(b)    provides for actions which (i) are expressly permitted under this Agreement and (ii) do not require the consent of any of the holders of the Existing Senior Notes or unsecured or subordinated notes (or refinancing thereof) issued pursuant to Sections 6.05(e) or 6.05(n).

Nothing in this Section 6.11 shall be deemed to prohibit the optional prepayment, retirement, redemption, purchase, defeaseance or exchange (or arranging therefor) of the Existing Senior Notes or any Indebtedness outstanding pursuant to Sections 6.05(e) or 6.05(n), which optional prepayment, retirement, redemption, purchase, defeaseance or exchange shall be otherwise permitted by this Agreement.

SECTION 6.12. [Intentionally Omitted].

SECTION 6.13. Lines of Business. Engage to any material extent in any business activities other than in the respective primary lines of business of the Company and its Subsidiaries (which shall include any evolution or extension of business activities and any business activities reasonably related to such primary lines of business conducted on the Effective Date).

SECTION 6.14. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any of its Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations (collectively, “Restricted Payments”), except that:

(a)    any Subsidiary may make Restricted Payments to the Company or any other Subsidiary;

(b)    the Company and any of its Subsidiaries may make repurchases of its Capital Stock deemed to occur upon the exercise of stock options or the vesting or settlement of other equity or equity-based awards if such Capital Stock represents all or part of the exercise price of such options or represents any income or employment tax withholding associated therewith; and

(c)    (1) at all times that the Leverage Adjustment Period is in effect, so long as no Default or Event of Default has occurred and is continuing at the time of declaration or would result therefrom, (i) the Company may declare and pay its regularly scheduled cash dividends to the holders of its common stock in an aggregate amount not to exceed $225,000,000 for each fiscal year (less the amount of any investments made during such fiscal year in reliance on Section 6.04(o)(ii)) and (ii) in addition to the foregoing, the Company and any of its Subsidiaries may make further Restricted Payments at all other times in an aggregate amount not to exceed $25,000,000; or

(2) at all times on and after the Leverage Adjustment Period Termination Date, so long as no Default or Event of Default has occurred and is continuing at the time of declaration or would result therefrom, (i) the Company and any of its Subsidiaries may make unlimited Restricted Payments so long as after giving effect to any such Restricted Payments the Leverage Ratio (calculated on a pro forma basis as of the last day of the most recently completed fiscal quarter, but including in the calculation thereof the Indebtedness of the Company and its consolidated Subsidiaries after giving effect to such Restricted Payment) is less than or equal to 4.00 to 1.00 and (ii) in addition to the foregoing, the Company and any of its Subsidiaries may make further Restricted Payments at all other times in an aggregate amount not to exceed $225,000,000 for each fiscal year (less (A) if applicable, the amount of any dividends made during such fiscal year in reliance on the preceding clause (c)(1)(i) of this Section 6.14 and (B) the amount of any investments made during such fiscal year in reliance on Section 6.04(o)(ii)).

SECTION 6.15. Use of Proceeds. Request any Borrowing or Letter of Credit or use (or permit their respective directors, officers, employees and agents to use) the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in violation of any Sanctions applicable to any party hereto.

SECTION 6.16. Material Intellectual Property. Assign, transfer, or exclusively license or exclusively sublicense any Material Intellectual Property to any Subsidiary that is not a Subsidiary Guarantor other than such assignments, transfers, licenses or sublicenses of Material Intellectual Property owned or licensed by, or otherwise used in the business of, the Hawthorne Entities contemplated to be assigned, transferred or exclusively licensed to the Hawthorne Entities by the Project Bob Transaction.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)    Payments. The Company or the relevant Subsidiary Borrower shall fail to pay any principal of any Loan (other than any scheduled payments of principal in respect of Term Loans prior to the applicable Maturity Date) or any reimbursement obligation in respect of any LC Disbursement when any such amount becomes due in accordance with the terms thereof or hereof; or the Company or the relevant Subsidiary Borrower shall fail to pay (i) any scheduled payments of principal in respect of Term Loans prior to the applicable Maturity Date, (ii) any interest on any Loan or (iii) any fee or other amount payable hereunder, in each case (for the purposes of the preceding clauses (i), (ii) and (iii)) within five Business Days after any such scheduled payment of principal, interest, fee or amount becomes due in accordance with the terms thereof or hereof; or

(b)    Representations and Warranties. Any representation or warranty made or deemed made by the Company or any of its Subsidiaries in any of the Loan Documents to which it is a party or which is contained in any certificate, document or financial statement furnished at any time under or in connection herewith or therewith shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)    Certain Covenants. The Company shall default in the observance or performance of any covenant or agreement contained in (i) Section 5.08(a), 5.09 or 5.10 or (ii) Section 6.15 to the extent such default in respect of such Section 6.15 could reasonably be expected to result in a Material Adverse Effect or could reasonably be expected to result in a violation of any applicable Sanctions by, or liability to, a Lender or the Administrative Agent; or

(d)    Other Covenants. The Company or any of its Subsidiaries shall default in the observance or performance of any covenant or agreement (i) contained in Sections 6.03, 6.05, 6.08, 6.09 or 6.14 and such default shall continue unremedied for a period of 10 days or (ii) contained in this Agreement or in any other Loan Document not referred to in preceding clause (i) or clause (c) of this Article VII and such default shall continue unremedied for a period of 30 days after the earlier of written notice thereof to the Company or knowledge of a Responsible Officer of the Company; or

(e)    Cross Default. (i) The Company or any of its Material Subsidiaries shall default in any payment of principal of or interest on any Indebtedness (other than the Loans), the aggregate principal amount of which exceeds $100,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) any event or condition occurs that results in any such Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity; or

(iii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or

(f)    Commencement of Bankruptcy or Reorganization Proceedings. (i) The Company or any of its Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Company or any of its Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)    ERISA. (i) an ERISA Event shall occur that, individually or in the aggregate with all such other ERISA Events that have occurred, if any, could reasonably be expected to have a Material Adverse Effect; or (ii) a Foreign Plan Event shall occur that, individually or in the aggregate with all such other Foreign Plan Events that have occurred, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)    Material Judgments. One or more judgments or decrees shall be entered against the Company or any of its Material Subsidiaries involving in the aggregate a liability (not covered by insurance) of $100,000,000 or more and all such judgments or decrees shall not have been vacated, satisfied, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)    Change in Control. (i) Any Person (other than one or more members of the Control Group) shall at any time own, directly or indirectly, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company or (ii) a “Change of Control” as defined in the Existing Senior Notes Indentures or any “Change of Control” as defined in any indenture governing indebtedness permitted by Section 6.05(e) or 6.05(n) or any event described with similar terminology thereunder shall occur; or

(j)    Effectiveness of Security Documents. Any Lien on any material Collateral created by any of the Guarantee and Collateral Agreements shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than pursuant to the terms and conditions of this Agreement or the other Loan Documents) or the Company or any Subsidiary party thereto shall so assert in writing;

then, and in every such event (other than an event with respect to any Borrower described in clause (f) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments (and the Letter of Credit Commitments), and thereupon the Commitments (and the Letter of Credit Commitments) shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j); and in case of any event with respect to any Borrower described in clause (f) of this Article, the Commitments (and the Letter of Credit Commitments) shall automatically terminate and the principal of the Loans then outstanding and the cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Authorization and Action.

(a)    Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Further, each of the Lenders and the Issuing Banks, on behalf of itself and any of its Affiliates that are Secured Parties, hereby irrevocably empower and authorize JPMorgan Chase Bank, N.A. (in its capacity as Administrative Agent) to execute and deliver the Security Documents and all related documents or instruments as shall be necessary or appropriate to effect the purposes of the Security Documents. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Security Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, any Issuing Bank or any Secured Party other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby;

(ii)    where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of any jurisdiction other than the United States of America, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(iii)    nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)    None of any Syndication Agent, any Co-Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)    In case of the pendency of any proceeding with respect to any Borrower under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

(g)    In furtherance of the foregoing, and not in limitation, each of the Lenders authorizes the Administrative Agent to enter into one or more intercreditor agreements acceptable to the Administrative Agent in its sole discretion with parties to any Receivables Purchase Facility. Such intercreditor agreements may provide for, among other things, (i) the Administrative Agent’s and the Lenders’ forbearance of, and other limitations on, any exercise of remedies in respect of any equity interests in any Receivables Subsidiary and/or any notes issued by any Receivables Subsidiary to the Company and those Subsidiaries from time to time party to a Receivables Purchase Facility in connection with any Receivables Purchase Facility, in any case, that have been pledged to secure the Obligations and/or (ii) disclaimers of interests on, and releases of security interests in, any Receivables. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and each of the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf.

(h)    The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and, except solely to the extent of the Company’s rights to consent pursuant to and subject to the conditions set forth in this Article VIII, none of the Company or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article VIII.

SECTION 8.02. Administrative Agent’s Reliance, Indemnification, Etc.

(a)    Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)    The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Company, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Company, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank or any Dollar Amount thereof.

(c)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Company), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or any Issuing Bank and shall not be responsible to any Lender or any Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03. Posting of Communications.

(a)    The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrowers acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrowers hereby approve distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-SYNDICATION AGENT, ANY CO-DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d)    Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan

Documents. Each Lender and each Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or each Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)    Each of the Lenders, each of the Issuing Banks and the Company agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04. The Administrative Agent Individually. With respect to its Commitment, Loans, Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, an Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Company, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.05. Successor Administrative Agent.

(a)    Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Company (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

SECTION 8.06. Acknowledgements of Lenders and Issuing Banks.

(a)    Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or such Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)    Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c)    (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the FRBNY Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive and binding, absent manifest error.

(ii)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the FRBNY Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)    The Borrowers and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations (or any other Obligations) owed by any Borrowers or any other Loan Party, except to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from such Borrower or any other Loan Party for the purpose of satisfying an Obligation (or any other Obligation).

(iv)    Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 8.07. Collateral Matters.

(a)    Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.02(d); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Company to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Company or any Subsidiary in respect of) all interests retained by the

Company or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(b)    In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Lender Cash Management Agreements the obligations under which constitute Obligations, no Lender Hedging Agreements the obligations under which constitute Obligations, no Lender Qualified Bilateral Letters of Credit the obligations under which constitute Obligations and no Lender Supply Chain Financing Agreement the obligations under which constitute Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Lender Cash Management Agreements, Lender Hedging Agreements, Lender Qualified Bilateral Letters of Credit or Lender Supply Chain Financing Agreements, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)    The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.01(c), (d), (e), (f), (g) or (h). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08. Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09. Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)    The Administrative Agent, and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.10. Certain Foreign Pledge Matters.

(a)    Each Borrower, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Secured Parties, hereby irrevocably constitute the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by each Borrower or any Subsidiary on property pursuant to the laws of the Province of Québec to secure obligations of any Borrower or any Subsidiary under any bond, debenture or similar title of indebtedness issued by any Borrower or any Subsidiary in connection with this Agreement, and agree that the Administrative Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by any Borrower or any Subsidiary and pledged in favor of the Secured Parties in connection with this Agreement. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Québec), JPMorgan Chase Bank, N.A. as Administrative Agent may acquire and be the holder of any bond issued by any Borrower or any Subsidiary in connection with this Agreement (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by any Borrower or any Subsidiary).

(b)    The Administrative Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the

Secured Parties including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Company as ultimate parent of any subsidiary of the Company which is organized under the laws of the Netherlands and the Capital Stock of which are pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Company or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Administrative Agent in respect of the Parallel Debt will – conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application – be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations, and any payment to the Secured Parties in satisfaction of the Obligations shall – conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application – be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Administrative Agent is not effective until its rights under the Parallel Debt are assigned to the successor Administrative Agent.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)    if to any Borrower, to it c/o The Scotts Miracle-Gro Company, 14111 Scottslawn Road, Marysville, Ohio 43041, Attention of Treasurer (Telecopy No. (937) 578-5754; Telephone No. (937) 644-0011), with a copy (in the case of a notice of Default) to c/o The Scotts Miracle-Gro Company, 14111 Scottslawn Road, Marysville, Ohio 43041, Attention of General Counsel (Telecopy No. (937) 578-5754; Telephone No. (937) 578-5970);

(ii)    if to the Administrative Agent, (A) in the case of Borrowings denominated in Dollars, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC5, Floor 01, Newark, Delaware 19713-2107, Attention of James Campbell (Telecopy No. (469) 828-7788), (B) in the case of Borrowings denominated in Foreign Currencies, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360), (C) in the case of a notification of the DQ List, to JPMDQ_Contact@jpmorgan.com and (D) for all other notices to JPMorgan Chase Bank, N.A., 383 Madison Ave, 24th Floor, New York, New York 10179, Attention of Christopher Joyce (christopher.x.joyce@chase.com; 545 Washington Blvd, Floor 05, Jersey City, NJ, 07310-1607);

(iii)    if to JPMorgan Chase Bank, N.A., in its capacity as an Issuing Bank, to it at JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC5, Floor 01, Newark, Delaware 19713-2107, Attention of James Campbell (Telecopy No. (469) 828-7788);

(iv)    if to the Swingline Lender, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC5, Floor 01, Newark, Delaware 19713-2107, Attention of James Campbell (Telecopy No. (469) 828-7788); and

(v)    if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments.

(a)    No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)    Except as provided in Section 2.20 or as provided in Section 2.14(b) and Section 2.14(c), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders;

provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that neither (A) any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) or (B) any amendment entered into pursuant to the terms of Section 2.14(c) shall constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.09(c) or Section 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.22(b) or Section 7.5 of the Guarantee and Collateral Agreement without the consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or the percentage with respect to any Class of Lenders in the definition of the term “Majority in Interest” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case, without the written consent of each Lender, or (viii) except as provided in clause (d) of this Section or in any Security Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.22 shall require the consent of the Administrative Agent, the Issuing Banks and the Swingline Lender). Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c)    Notwithstanding the foregoing, (i) the Administrative Agent and the Company may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and (ii) this Agreement may be amended (x) with the written consent of the Administrative Agent, the Company and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all or any portion of the outstanding Term Loans or Incremental Term Loans (such Loans, the “Replaced Term Loans”) with a replacement term loan hereunder (“Replacement Term Loans”); provided, that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans (plus unpaid accrued interest and premium thereon at such time plus reasonable fees and expenses incurred in connection with such replacement), (b) the terms of the Replacement Term Loans (1) (excluding pricing, fees and rate floors and optional prepayment or redemption terms and subject to clause (2) below) reflect, in Company’s reasonable judgment, then-existing market terms and conditions and (2) (excluding pricing, fees and rate floors) are no more favorable to the lenders providing such Replacement Term Loans than those applicable to the Replaced Term Loans (in each case, including with respect to mandatory and optional prepayments); provided that the foregoing shall not apply to covenants or other provisions applicable only to periods after the Latest Maturity Date in effect immediately prior to the establishment of such Replacement Term Loans; provided further that any Replacement Term Loans may add additional covenants or events of default not otherwise applicable to the Replaced Term Loans or covenants more restrictive than the covenants applicable to the Replaced Term Loans, in each case prior to the Latest Maturity Date in effect immediately prior to the establishment of such Replacement Term Loans so long as all Lenders receive the benefits of such additional covenants, events of default or more restrictive covenants, (c) the weighted average life to maturity of any Replacement Term Loans shall be no shorter than the remaining weighted average life to maturity of the Replaced Terms Loans, (d) the maturity date with respect to any Replacement Term Loans shall be no earlier than the maturity date with respect to the Replaced Term Loans, (e) no Subsidiary that is not originally obligated with respect to repayment of the Replaced Term Loans is obligated with respect to the Replacement Term Loans, unless such Subsidiary becomes obligated on a pari passu basis in respect of any other then outstanding Loans and Commitments, and (f) any Person that the Company proposes to become a lender in respect of the Replacement Term Loans, if such Person is not then a Lender, must be reasonably acceptable to the Administrative Agent and (y) with the written consent of the Administrative Agent, the Company and the Lenders providing the relevant Replacement Revolving Facility (as defined below) to permit the refinancing, replacement or modification of all or any portion of the Revolving Commitments and Revolving Loans (a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”); provided that (a) the aggregate amount of such Replacement Revolving Facility shall not exceed the aggregate amount of such Replaced Revolving Facility plus unpaid accrued interest and premium thereon at such time plus reasonable fees and expenses incurred in connection with such replacement), (b) the terms of the Replacement Revolving Facility (1) (excluding pricing, fees and rate floors and optional prepayment or redemption terms and subject to clause (2) below) reflect, in the Company’s reasonable judgment, then-existing market terms and conditions and (2) (excluding pricing, fees and rate floors) are no more favorable to the lenders providing such Replacement Revolving Facility than those applicable to the Replaced Revolving Facility (in each case, including with respect to mandatory and optional prepayments); provided that the foregoing shall not apply to covenants or other provisions applicable only to periods after the Latest Maturity Date in effect immediately prior to the establishment of such Replacement Revolving Facility; provided further that any Replacement Revolving Facility may add additional covenants or events of default not otherwise applicable to the Replaced Revolving Facility or covenants more restrictive than the covenants applicable to the Replaced Revolving Facility, in each case prior to the Latest Maturity Date in effect immediately prior to the establishment of such Replacement Revolving Facility so long as all Lenders receive the benefits of such additional covenants, events of default or more restrictive covenants, (c) the maturity date with respect to any Replacement Revolving Facility shall be no earlier than the maturity date with respect to the Replaced Revolving Facility, (d) no Subsidiary that is not originally obligated with respect to repayment of the Replaced Revolving Facility is obligated with respect to the Replacement Revolving Facility, unless such Subsidiary becomes obligated on a pari passu basis in respect of any other then outstanding Loans and Commitments, and (e) any Person that the Company proposes to become a lender in respect of the Replacement Revolving Facility, if such Person is not then a Lender, must be reasonably acceptable to the Administrative Agent, the Issuing Banks and the Swingline Lender. Notwithstanding the foregoing, in no event shall there be more than five (5) maturity dates in respect of the Credit Facilities (including any Replacement Term Loans or Replacement Revolving Facilities).

(d)    The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Obligations (other than Obligations under Lender Cash Management Agreements not yet due and payable, Obligations under Lender Hedging Agreements not yet due and payable, Obligations under Lender Qualified Bilateral Letters of Credit not due and payable, Unliquidated Obligations for which no claim has been made and other Obligations expressly stated to survive such payment and termination), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Administrative Agent, (ii) constituting property being sold or disposed of if the Company certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Company or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. In addition, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to subordinate any Lien on any assets granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.01(a) or (ii) in the event that the Company shall have advised the Administrative Agent that, notwithstanding the use by the Company of commercially reasonable efforts to obtain the consent of such holder (but without the requirement to pay any sums to obtain such consent) to permit the Administrative Agent to retain its liens (on a subordinated basis as contemplated by clause (i) above), the holder of such other Indebtedness requires, as a condition to the extension of such credit, that the Liens on such assets granted to or held by the Administrative Agent under any Loan Document be released, to release the Administrative Agent’s Liens on such assets.

(e)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) the outstanding principal amount of its Loans and participations in LC Disbursements and all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(f)    Notwithstanding anything herein to the contrary, as to any amendment or amendment and restatement otherwise approved in accordance with this Section, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment or amendment and restatement, would have no Commitment or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a)    The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of one primary counsel (and specialist counsel as may reasonably be required by the Administrative Agent and one additional local counsel in each applicable jurisdiction) for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the distribution (including, without limitation, via the internet or through a service such as Intralinks), the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of one primary counsel (and specialist counsel as may reasonably be required by the Administrative Agent and one local counsel in each applicable jurisdiction) for the Administrative Agent and one additional counsel for all of the Lenders and additional counsel as the Administrative Agent or any Lender or group of Lenders reasonably determines are necessary in light of actual or potential conflicts of interest or the availability of different claims or defenses, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    The Company shall indemnify the Administrative Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by the Company or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct (or, as determined pursuant to a claim initiated by the Company, breach in bad faith of its express obligations under the applicable Loan Documents by) of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)    To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, and each Revolving Lender severally agrees to pay to such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company’s failure to pay any such amount shall not relieve the Company of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d)    To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any of the Administrative Agent, any Arranger, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) other than direct or actual damages that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)    All amounts due under this Section shall be payable not later than fifteen (15) days after written demand (together with reasonably detailed invoices) therefor.

SECTION 9.04. Successors and Assigns.
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(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)    the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); provided, further, that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a) or (f) of Article VII has occurred and is continuing, any other assignee;

(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C)    the Issuing Banks; provided that no consent of the Issuing Banks shall be required for an assignment of all or any portion of a Term Loan; and

(D)    the Swingline Lender; provided that no consent of the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of Revolving Commitments and Revolving Loans) or $5,000,000 (in the case of a Term Loan) unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Company, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Institution.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    Any Lender may, without the consent of, or notice to, any Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a

Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Notwithstanding anything in this Agreement to the contrary, any Participant that is a member of the Farm Credit System that (i) has purchased a participation from a selling Lender in the minimum amount of $10,000,000 on or after the Effective Date, (ii) is, by written notice to the Company and the Administrative Agent (“Voting Participant Notification”), designated by such selling Lender as being entitled to be accorded the rights of a voting participant hereunder (any bank that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (iii) receives the prior written consent of the Company and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of such selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name, as well as all contact information required of assignee as set forth in Exhibit A hereto and (ii) state the dollar amount of the participation purchased. Notwithstanding the foregoing, each of the following members of the Farm Credit System shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Company and the Administrative Agent: AgChoice Farm Credit, ACA, (on behalf of itself and its wholly-owned subsidiaries, AgChoice Farm Credit, FLCA, and AgChoice Farm Credit, PCA), Capital Farm Credit, FLCA, Compeer Financial, FLCA, Farm Credit Bank of Texas, Farm Credit Mid-America, FLCA, Farm Credit of New Mexico, FLCA, AgCountry Farm Credit Services, FLCA and Farm Credit Services of America, FLCA. The Company and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)    Disqualified Institutions.

(i)    No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii)    If any assignment or participation is made to any Disqualified Institution without the Company’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)    The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such Approved Electronic Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.

(v)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Company and each other Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Company and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Company and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Borrower or any Subsidiary Guarantor against any of and all of the obligations of the Borrowers or the Subsidiary Guarantors now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, such Issuing Bank or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or the Subsidiary Guarantors may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.
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(a)    THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)    Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)    Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(d)    Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(c) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment. Said designation and appointment shall be irrevocable by each such Subsidiary Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.23. Each Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(c) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(e); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Subsidiary Borrower at its address set forth in the Subsidiary Borrower Agreement to which it is a party or to any other address of which such Subsidiary Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company). Each Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Subsidiary Borrower. To the extent any Subsidiary Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Subsidiary Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners),

(c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f) so long as such Person is not listed on such DQ List) or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Company or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. USA PATRIOT Act; Canadian AML. Each Lender that is subject to the requirements of the Patriot Act and the requirements of the Beneficial Ownership Regulation hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act and the Beneficial Ownership

Regulation. Each Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable Canadian anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding such Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in Control of such Borrower, and the transactions contemplated hereby.

SECTION 9.14. Releases of Subsidiary Guarantors.

(a)    A Subsidiary Guarantor shall automatically be released from its obligations under the Guarantee and Collateral Agreement upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b)    Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Company, release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement if such Subsidiary Guarantor is no longer a Required Subsidiary.

(c)    At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than Obligations under Lender Cash Management Agreements not yet due and payable, Obligations under Lender Hedging Agreements not yet due and payable, Obligations under Lender Qualified Bilateral Letters of Credit not due and payable, Obligations under Lender Supply Chain Financing Agreements not yet due and payable, Unliquidated Obligations for which no claim has been made and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated and no Letters of Credit shall be outstanding, the Guarantee and Collateral Agreement and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(d)    Upon the consummation of the Project Bob Transaction, each Hawthorne Entity is automatically released from its obligations under the Guarantee and Collateral Agreement and all liens on the assets of each Hawthorne Entity are automatically released (excluding, for the avoidance of doubt, of all of the outstanding Capital Stock of The Hawthorne Gardening Company directly owned by the Company or any Subsidiary Guarantor), and the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Hawthorne Entity, at the Company’s expense, all documents that such Hawthorne Entity shall reasonably request to evidence such termination and release (including, without limitation, all UCC-3 termination statements and intellectual property releases). Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.15. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17. No Advisory or Fiduciary Responsibility. Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to such Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, such Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising such Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto.

Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, such Borrower, its Subsidiaries and other companies with which such Borrower or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which such Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to such Borrower, confidential information obtained from other companies.

SECTION 9.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.19. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X

Collection Allocation Mechanism

(a)    On the CAM Exchange Date, (i) the Revolving Commitments shall automatically and without further act be terminated as provided in Article VII, (ii) the principal amount of each Revolving Loan and LC Disbursement denominated in a Foreign Currency shall automatically and without any further action required, be converted into Dollars calculated as of the CAM Exchange Date, equal to the Dollar Amount of such amount and on and after such date all amounts accruing and owed to any Revolving Lender in respect of such Obligations shall accrue and be payable in Dollars at the rates otherwise applicable hereunder and (iii) the Revolving Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that, in lieu of the interests of each Revolving Lender in the particular Designated Obligations that it shall own as of such date and immediately prior to the CAM Exchange, such Revolving Lender shall own an interest equal to such Lender’s CAM Percentage in each Designated Obligation. Each Revolving Lender, each Person acquiring a participation from any Revolving Lender as contemplated by Section 9.04, and the Borrowers hereby consent and agree to the CAM Exchange. The Borrowers and the Revolving Lenders agree from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Revolving Lenders after giving effect to the CAM Exchange, and each Revolving Lender agrees to surrender any promissory notes originally received by it hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any of the Borrowers to execute or deliver or of any Revolving Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b)    As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Revolving Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by paragraph (c) below).

(c)    In the event that, after the CAM Exchange, the aggregate amount of the Designated Obligations shall change as a result of the making of an LC Disbursement by any Issuing Bank that is not reimbursed by the Borrowers, then (i) each Revolving Lender shall, in accordance with Section 2.06(d), promptly purchase from such Issuing Bank the Dollar equivalent of a participation in such LC Disbursement in the amount of such Lender’s Applicable Percentage of such LC Disbursement (without giving effect to the CAM Exchange), (ii) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such LC Disbursement and the purchase of participations therein by the applicable Lenders, and the Revolving Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that each Revolving Lender shall own an interest equal to such Lender’s CAM Percentage in each of the Designated Obligations and (iii) in the event distributions shall have been made in accordance with clause (i) of paragraph (b) above, the Revolving Lenders shall make such payments to one another in Dollars as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each LC Disbursement been outstanding immediately prior to the CAM Exchange. Each such redetermination shall be binding on each of the Revolving Lenders and their successors and assigns in respect of the Designated Obligations held by such Persons and shall be conclusive absent manifest error.

(d)    Nothing in this Article shall prohibit the assignment by any Revolving Lender of interests in some but not all of the Designated Obligations held by it after giving effect to the CAM Exchange; provided, that in connection with any such assignment such Lender and its assignee shall enter into an agreement setting forth their reciprocal rights and obligations in the event of a redetermination of the CAM Percentages as provided in the immediately preceding paragraph (c).

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